EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
PROS HOLDINGS, INC.,
WISDOM U.S. MERGER SUB CORPORATION,
VAYANT TRAVEL TECHNOLOGIES, INC.
AND
NEVEQ CAPITAL PARTNERS LIMITED, AS STOCKHOLDERS’ AGENT

AUGUST 3, 2017

TABLE OF CONTENTS
Page

1.	DEFINITIONS 1

1.1	Certain Definitions 1

1.2	Additional Definitions 3

2.	THE MERGER 10

2.1	The Merger 10

2.2	Closing; Effective Time 11

2.3	Effect of the Merger 11

2.4	Certificate of Incorporation; Bylaws 11

2.5	Directors and Officers 11

2.6	Effect on Capital Stock 11

2.7	Surrender of Certificates 12

2.8	Escrow 14

2.9	No Further Ownership Rights in Target Capital Stock 14

2.10	Lost, Stolen or Destroyed Certificates 14

2.11	Withholding Taxes. 14

2.12	Taking of Necessary Action; Further Action 14

2.13	Purchase Price Adjustment 14

3.	REPRESENTATIONS AND WARRANTIES OF TARGET 16

3.1	Organization, Standing and Power, Subsidiaries and Investments 16

3.2	Subsidiaries. 16

3.3	Authority 16

3.4	Governmental Authorization 17

3.5	Financial Statements 17

3.6	Capital Structure 18

3.7	Absence of Certain Changes 19

3.8	Absence of Undisclosed Liabilities 20

3.9	Litigation 21

3.10	Restrictions on Business Activities 21

3.11	Intellectual Property 21

3.12	Related Party Transactions 25

3.13	Books and Records 25

3.14	Bank Accounts 25

3.15	Complete Copies of Materials 25

3.16	Material Contracts 25

3.17	Inventory 26

3.18	Accounts Receivable 26

3.19	Customers and Suppliers 26

3.20	Employees and Consultants 26

3.21	Tangible Personal Property 27

3.22	Environmental Matters 27

3.23	Taxes 28

3.24	Reserved 30

3.25	Employee Matters 30

3.26	Insurance 30

3.27	Compliance With Laws 30

3.28	Compliance with International Trade Laws 30

3.29	Absence of Unlawful Payments 31

3.30	Brokers’ and Finders’ Fee 31

3.31	Privacy and Security 31

3.32	Product or Service Liability 32

3.33	Product Warranty 32

3.34	State Takeover Laws; Charter Provisions 32

3.35	Effect of the Transaction 33

3.36	Representations Complete 33

3.37	Disclaimer of Additional Representations and Warranties. 33

4.	REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB 33

4.1	Organization, Standing and Power 33

4.2	Authority 33

4.3	Interim Operations of Merger Sub 34

4.4	Sufficient Funds. 34

5.	ADDITIONAL AGREEMENTS 34

5.1	Preparation of Solicitation Statement 34

5.2	Confidentiality 34

5.3	Further Assurances 34

5.4	Expenses 34

5.5	Closing Capitalization Schedule; Closing Consideration Spreadsheet 34

5.6	Employee Benefits Matters 35

5.7	Tax Matters 35

6.	CONDITIONS TO MERGER 36

6.1	Condition to Obligations of Each Party to Effect the Merger 36

6.2	Additional Conditions to the Obligations of Acquiror and Merger Sub 36

6.3	Additional Conditions to Obligations of Target 38

7.	ESCROW AND INDEMNIFICATION 38

7.1	Escrow Fund. 38

7.2	Indemnification 39

7.3	Escrow Period; Release From Escrow 42

7.4	Claims Upon Escrow Fund 43

7.5	Objections to Claims 43

7.6	Resolution of Conflicts and Arbitration 43

7.7	Stockholders’ Agent 44

7.8	Actions of Stockholders’ Agent. 45

8.	GENERAL PROVISIONS 46

8.1	Notices 46

8.2	Counterparts 47

8.3	Entire Agreement; Nonassignability; Parties in Interest 47

8.4	Severability 47

8.5	Remedies Cumulative 47

8.6	Governing Law; Waiver of Jury Trial 47

8.7	Arbitration 47

8.8	Enforcement 48

8.9	LIMITATION OF LIABILITY 48

8.10	Rules of Construction 48

8.11	Amendment; Waiver 48

Schedules to the Agreement
Target Disclosure Schedules
Schedule 6.2(d)     Third Party Consents
Schedule 6.2(g)        List of Employees
Schedule 6.2(p)        Terminated Agreements
Schedule 7.2(b)        Specified Indemnification Matters

LIST OF EXHIBITS
Exhibit A    Escrow and Paying Agent Agreement
Exhibit B    Certificate of Merger
Exhibit C    Certificate of Incorporation of Target (after the Effective Time)
Exhibit D    Legal Opinion

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 3, 2017, by and among PROS Holdings, Inc., a Delaware USA corporation (“Acquiror”), Wisdom U.S. Merger Sub Corporation, a Delaware USA corporation (“Merger Sub”) and wholly owned subsidiary of Acquiror, Vayant Travel Technologies, Inc., a Delaware USA corporation (“Target”), and NEVEQ Capital Partners Limited, as agent for Target’s securityholders (“Stockholders’ Agent”).
RECITALS
A.    The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) and, in furtherance thereof, have approved the Merger.
B.    Pursuant to the Merger, among other things, the outstanding shares of (a) Target common stock, $0.0001 par value per share (“Target Common Stock”), other than any shares of Target Common Stock that are repurchased by Target effective prior to the Effective Time (the “Repurchased Shares”), (b) Target Nonvoting Common Stock, having a $0.0001 par value per share (“Target Nonvoting Common Stock” and, collectively with the Target Common Stock, the “Target Capital Stock”) and (c) each option to purchase Target Nonvoting Common Stock then vested, exercisable and outstanding under the Target Option Plan (“Target Stock Options”), shall be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth herein.
C.    Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.
NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:
1.Definitions.

1.1Certain Definitions. Capitalized terms used in this Agreement shall have the meanings set forth herein. For reference, certain capitalized terms and the sections of this Agreement setting forth their meanings are set forth below:

Defined Term	Section
Acquiror	Introductory Paragraph
Agreement	Introductory Paragraph
Available Escrow Fund	Section 7.3(b)
Basket	Section 7.2(c)
Certificate of Merger	Section 2.1
Certificates	Section 2.7
Closing	Section 2.2
Closing Balance Sheet	Section 2.13(a)
Closing Capitalization Schedule	Section 5.5(a)
Closing Certificate	Section 2.13(c)
Closing Consideration Spreadsheet	Section 5.5(b)

Closing Date	Section 2.2
Confidential Information	Section 3.11(j)
Confidentiality Agreement	Section 5.2
Disputed Items	Section 2.13(d)
Dissenting Shares	Section 2.6(d)
Effective Time	Section 2.2
Escrow Agent	Section 2.8
Escrow Basket	Section 7.2(c)
Estimated Working Capital Adjustment	Section 2.13(b)
Final Working Capital Amount	Section 2.13(d)
Fundamental Representations	Section 7.2(a)
Indemnified Person(s)	Section 7.2(b)(i)
Indemnifying Party	Section 7.2(b)(i)
Initial Termination Date	Section 7.2(a)
IP Representations	Section 7.2(a)
JAMS	Section 7.6(a)
Merger	Recital A
Merger Sub	Introductory Paragraph
Property Taxes	Section 6.12(e)
Related Party	Section 3.12
Release Date	Section 7.3(b)
Stockholders’ Agent	Introductory Paragraph
Solicitation Statement	Section 6.1
Surviving Corporation	Section 2.1
Target	Introductory Paragraph
Target Balance Sheet Date	Section 3.7
Target Capital Stock	Recital B
Target Common Stock	Recital B
Target Current Facilities	Section 3.22
Target Facilities	Section 3.22
Target Financial Statements	Section 3.5(a)
Target Intellectual Property	Section 3.11(a)
Target Nonvoting Common Stock	Recital B
Target Option Plan	Section 3.6(a)
Target Options	Section 2.6(c)
Target Owned IP	Section 3.11(a)
Target Products	Section 3.11(c)(iii)
Target Registered IP	Section 3.11(c)(i)
Target Source Code	Section 3.11(b)
Tax Matter	Section 5.1
Third Party Intellectual Property	Section 3.11(d)
Trademarks	Section 1.1(d)
Vested Target Options	Section 2.6(c)

1.2Additional Definitions. The following terms, when used in this Agreement, shall have the meanings set forth below:

“Affiliate” means with respect to a Person (i) any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person; or (ii) any officer, director, partner, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any income Tax Law) of which Target is or has been a member, including any attachments thereto or any amendments thereof.
“Aggregate Option Exercise Price” means an amount equal to the aggregate of the exercise prices with respect to all Vested Target Options with respect to which Merger Consideration payable is in excess of $0.
“Business Day” means any day other than a Saturday, Sunday or day on which banks in Texas or Sofia, Bulgaria are authorized or required by applicable Law to close.
“Cash Adjustment” means an amount equal to (i) the aggregate total of all Daily Cash Shortfalls, divided by (ii) the number of Business Days occurring in the Cash Adjustment Period; provided, however, that the Cash Adjustment shall be equal to $0 if there are not positive Daily Cash Shortfalls with respect to at least three (3) Business Days at any time during the Cash Adjustment Period.
“Daily Cash Shortfall” means, for each Business Day during the period immediately following the Closing Date through August 31, 2017 (the “Cash Adjustment Period”), the amount, if any, by which the (i) the Minimum Cash Amount exceeds (ii) the Surviving Corporation’s cash and cash equivalents balance as of the end of such Business Day; provided that the Surviving Corporation has conducted its billing and payments processes reasonably consistent with the past practice of Target. For the avoidance of doubt, no transfers of cash from the Surviving Corporation to Acquiror or its subsidiaries or payment of any Merger Consideration from the Surviving Corporation’s accounts shall affect the calculation of the Daily Cash Shortfall.
“Change of Control Payments” means the aggregate amount of all change of control, bonus, termination, severance or other similar payments, that are payable by Target to any Person as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement, together with any employer-paid portion of any employment and payroll taxes related thereto, whether accrued, incurred or paid prior to, at or after the Closing; provided, however, that in no event shall any retention payments made pursuant to an Offer Letter (or the employer paid portion of any employment or payroll Taxes related thereto) be considered Change of Control Payments or otherwise reflected as a liability of Target in calculating the Closing Working Capital Amount, and provided further than in no event shall any severance, bonus or similar payments due or made or any other obligations arising under Bulgarian law or contract in connection with the termination of employees by Acquiror after the Closing and which relate to terminations by Acquiror on or at any time after the Closing of any Person employed by Target or its Subsidiary at the Effective Time be considered Change of Control Payments (other than 25% of the payment to be made to Eric Dumas in connection with the termination of his employment, which amount shall, notwithstanding anything to the contrary in this Agreement, constitute a Change of Control Payment).

“Closing Cash Amount” means the amount of any cash and cash equivalents held by the Company on the Closing Date.
“Closing Working Capital Amount” means the estimated Working Capital Amount set forth on the Closing Balance Sheet.
“Code” means the Internal Revenue Code of 1986, as amended.
“Copyrights” means copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations and all applications and registrations thereof, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.
“Damages” means any and all losses, costs, damages, liabilities, debts, charge, interest, penalties and expenses arising from claims, demands, actions or causes of action, including legal fees; provided, however, for the purposes of the indemnification obligations under Section 7 hereof, “Damages” shall not include any incidental or punitive damages other than those incidental and punitive damages awarded to a third party in connection with a Third Party Claim.
“Data Room” means the secure on-line data room (or workspace) as of two business days prior to the date of this Agreement (the “Disclosure Deadline”) and designated as the workspace for “Project Wisdom,” maintained by Merrill Corporation on behalf of Target, and to which designated personnel of Acquiror and counsel to Acquiror (“Acquiror’s Designees”) have been given access as of such time. For the avoidance of doubt, no document or other information shall be deemed to have been made available or provided in the Data Room unless access to such specific document or other information was provided to all of Acquiror’s Designees prior to the Disclosure Deadline.
“Delaware Law” means the Delaware General Corporation Law, as amended.
“Environmental Laws” means any applicable Laws, policies, permits, licenses, certificates, approvals, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials.
“Escrow and Paying Agent Agreement” means that certain agreement by and among the Acquiror, Target, Stockholders’ Agent and the Escrow Agent, to be entered into on the Closing Date, in the form attached hereto as Exhibit A.
“Escrow Fund” means $3,500,000 in cash of the Total Consideration held by the Escrow Agent pursuant to the terms of the Escrow and Paying Agent Agreement and this Agreement, as adjusted pursuant to Section 7.3(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FCPA” means the Foreign Corrupt Practices Act, as amended.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, in each case federal, national, state, municipality, local, foreign or domestic.
“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity.
“IFRS” means the set of accounting standards, known as the International Financial Reporting Standards, developed by the International Accounting Standards Board.
“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, other than trade obligations incurred in the ordinary course of business, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person, (h) all capital lease obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances and (k) without duplication, the amount to be paid for the Repurchased Shares. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.
“Independent Accounting Firm” means an independent accounting firm of national reputation in the United States, which is selected by Acquiror and is reasonably acceptable to Stockholders’ Agent, and excluding any firm then performing material services for Acquiror, the Surviving Corporation or Stockholders’ Agent.
“Individuals” means (i) users of or visitors to Target Sites, (ii) users or customers of Target Products, or (iii) employees of Target or its Subsidiary.
“Intellectual Property” means:
(a)all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);

(b)all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention submitted to the applicable governmental patent authority in connection with such patent applications (collectively, “Patent Applications” and, with the Issued Patents, the “Patents”);

(c)all Copyrights;

(d)trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”) and domain name registrations;

(e)all technology, ideas, inventions, invention disclosures, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, algorithms, routines, models, trade secrets, technical data, computer programs, hardware, software and processes; and

(f)all other intangible assets, properties and rights customarily known as intellectual property rights (whether or not appropriate steps have been taken to protect, under applicable Law, such other intangible assets, properties or rights).

“International Trade Law” means all Laws applicable to international transactions or related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the FCPA, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.
“IRS” means the Internal Revenue Service.
“Knowledge” means, with respect to Target, the knowledge of Eric Dumas, Stefan Minchev, Antoaneta Orbetsova or Boyan Georgiev Manev. Any such individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if, after due and reasonable inquiry, (i) such individual has actual knowledge of such fact, circumstance, event or other matter; (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such person; or (iii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of Target that would reasonably be expected to be reviewed by a person who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities.
“Laws” means any law (including common law), regulation, code, statute, rule, regulation, ordinance, judgment, injunction, settlement, award, writ, order or decree or other requirement of any Governmental Entity.
“Lien” means any lien, mortgage, charge, hypothecation, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

“material” any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. Any event, change, condition or effect that has a value of greater than $100,000 within any twelve-month period, individually or in the aggregate, shall automatically be deemed material.
“Material Adverse Effect” means with respect to any entity or group of entities any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations, results of operations of such entity and its subsidiaries, taken as a whole, provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries in which Target operates (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally.
“Material Contract” means any contract, agreement or commitment to which Target or its Subsidiary is a party:
(a) with expected receipts or expenditures in excess of $100,000 in any twelve-month period;
(b) to which a customer of Target or its Subsidiary is also a party and which includes expected receipts or expenditures in excess of $100,000 in any twelve-month period;
(c) to which a supplier of Target or its Subsidiary is also a party and which either (1) includes expected receipts or expenditures in excess of $100,000 in any twelve-month period or (2) has an impact on Target or its Subsidiary’s ability to provide products and services to their respective customers;
(d) required to be listed pursuant to Section 3.11(c)(iii) or Section 3.11(d);
(e) requiring Target or its Subsidiary to indemnify any Person, other than indemnification provisions contained in Target’s standard sales agreement arising in the ordinary course of business, the form of which has been made available in the Data Room;
(f) granting any exclusive rights to any Person (including any right of first refusal or right of first negotiation);
(g) evidencing indebtedness for borrowed or loaned money, including guarantees of such indebtedness;
(h) involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person;
(i) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
(j) containing confidentiality or non-disclosure obligations pursuant to which Target or its Subsidiary is (1) licensing or purchasing Intellectual Property from a third party or (2) providing

Target Intellectual Property to a third party, in each of the foregoing cases (1) and (2), other than agreements with customers or prospective customers of Target or employees of Target or its Subsidiary, and other agreements entered into in connection with potential business combination transactions involving Target with either (i) no continuing obligations of Target, or (ii) pursuant to which Target has returned or destroyed all third party confidential information with respect thereto;
(k) containing a ‘most favored nation’ or similar provision;
(l) prohibiting or limiting in any material respect, the right of Target or its Subsidiary to engage in business with any Person or levying a fine, charge or other payment for doing so; or
(m) that could reasonably be expected to have a Material Adverse Effect on Target or its Subsidiary if breached by Target or its Subsidiary in such a manner as would (1) permit any other Person to cancel or terminate the same (with or without notice of passage of time); (2) provide a basis for any other Person to claim money damages in excess of $100,000 (either individually or in the aggregate with all other such claims under that contract) from Target or its Subsidiary; or (3) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.
“Merger Consideration” means, with respect to each share of Target Capital Stock, the Price Per Share, and with respect to each Vested Target Option, the aggregate amount payable with respect to such Vested Target Option pursuant to Section 2.6(c) hereof.
“Minimum Cash Amount” means (i) the Closing Cash Amount set forth on the Closing Balance Sheet minus (ii) $50,000.
“Net Aggregate Consideration” means the Total Consideration plus (a) the Closing Cash Amount, minus (b) the Working Capital Adjustment, if any, plus (c) the Aggregate Option Exercise Price, minus (d) the Total Debt Amount, minus (e) all Transaction Fees, minus (f) all Change of Control Payments, minus (g) the Cash Adjustment, if any.
“Officer’s Certificate” means a certificate signed by any officer of Acquiror.
“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.
“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or a device, or, in combination with other information or data available to Target, is capable of identifying an individual or a device), personally identifiable information or similar categories of information as defined in any applicable Law, and any non-personally identifying information, including without limitation, aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.
“Price Per Share” means the amount equal to the greater of (i) $0 and (ii) (A) the Net Aggregate Consideration, divided by (B) the Total Share Number.

“Privacy Regulations” means all Laws governing or relating to (i) the privacy of Individuals; (ii) the collection, storage, use, disclosure, processing, security, registration, notification, and transfer of Personal Data; and (iii) data security, cyber security, and e-commerce .
“Privacy Statements” means, collectively, any and all of Target’s internal and external privacy policies and statements regarding the collection, storage, processing, use and disclosure of Personal Data, including, without limitation, the privacy statements posted on Target’s website, intranet, and in Material Contracts.
“Pro Rata Percentage” means with respect to any holder of Target Capital Stock (other than Repurchased Shares), Vested Target Options or any Indemnifying Party, a percentage calculated by dividing (a) such Person’s aggregate Merger Consideration attributable to such Person’s ownership of Target Capital Stock (other than Repurchased Shares) and Vested Target Options, by (b) the aggregate Merger Consideration attributable to all the Target Capital Stock (other than Repurchased Shares) and Vested Target Options.
“Public Software” means any software that is licensed, distributed or conveyed as free software (as defined by the Free Software Foundation), copyleft software, open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models, including, but not limited to, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; or (viii) the Apache License.
“R&W Policy” means that certain Seller-Side Representations and Warranties Insurance Policy with Ironshore Insurance Services, LLC, obtained by the Stockholders’ Agent in connection with the transactions contemplated by this Agreement, on the terms and in the amounts set forth in the policy provided to Acquiror prior to the date of this Agreement.
“Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws relating to any Taxes.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Policies” means Target’s disaster recovery plan and security control plan provided in the Data Room.
“Straddle Period” means any taxable period commencing before the Closing Date and ending after the Closing Date.
“Subsidiary” of any Person means any other Person (a) more than 50% of whose outstanding shares of capital stock or other equity or voting interests representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (b) which does not have outstanding shares of capital stock or other equity or voting interests with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.
“Target Disclosure Schedule” means a document of even date herewith and delivered by Target to Acquiror on the date hereof referring to the representations and warranties in this Agreement.
“Target Sites” means all of Target’s public sites on the world wide web.
“Tax” and, collectively, “Taxes” means (i) any federal, state, county, local or foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including without limitation taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, severance, estimated, alternative minimum, add-on minimum, and value added, ad valorem, stamp, transfer, franchise, withholding, payroll, recapture, employment, escheat and unclaimed property, natural resources, premium, windfall profit, environmental, customs, capital stock, social security, unemployment, disability, license, excise and property taxes, or other tax of any kind whatsoever, including any interest, penalties and additions thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person; (ii) liability of Target for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Return relating thereto), and (iii) liability of Target for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person, including as a transferee or successor, by contract or otherwise.
“Terms and Conditions” means any and all of the visitor terms and conditions published on the Target Sites governing Individuals’ use of and access to the Target Sites.
“Total Consideration” means $35,000,000.
“Total Debt Amount” means the aggregate amount of all outstanding Indebtedness of Target on the Closing Date (including all principal and prepayment penalties and premiums and all accrued interest and fees).
“Total Share Number” means the sum of (a) the total number of shares of Target Capital Stock issued and outstanding immediately prior to the Closing (excluding, for the avoidance of doubt, the Repurchased Shares), plus (b) the total number of shares of Target Capital Stock that are issuable upon the exercise of all Vested Target Options outstanding immediately prior to the Closing.
“Transaction Fees” means the aggregate amount of all fees and expenses incurred by Target, regardless of when payable (including the Paying Agent fees, all premiums and expenses related to the R&W Policy, the fees payable to Strata Technology Partners LLP, and the fees and expenses of Stokes Lawrence, P.S. or any other legal counsel or any accountant, agent, auditor, broker, expert or other financial advisor or consultant retained by or on behalf of Target), arising from or in connection with this Agreement or the transactions contemplated hereby outstanding as of the Closing.
“Working Capital Adjustment” means the amount, if any, by which the Closing Working Capital Amount or the Final Working Capital Amount is below zero ($0) by more than $100,000. If the Closing Working Capital Amount or the Final Working Capital Amount is below zero ($0) by more than $100,000, then the Working Capital Adjustment shall be a negative number equal to the difference between the Closing Working Capital Amount or the Final Working Capital Amount, as applicable, and negative $100,000 (e.g., if the Closing Working Capital Amount or the Final Working Capital Amount is negative

$500,000, the Working Capital Adjustment shall be negative $400,000). For the avoidance of doubt, if the Closing Working Capital Amount is below zero ($0) by less than $100,000, or if the Closing Working Capital Amount is greater than or equal to zero ($0), the Working Capital Adjustment shall be $0.
“Working Capital Amount” means an amount equal to (a) the amount of current assets of Target (including accounts receivable, prepaids, deferred commissions, other receivables, and other current assets but excluding cash and deferred Tax assets), minus (b) the amount of total current liabilities of Target (including, for the avoidance of doubt, accounts payable, accrued expenses, employee liabilities, deferred revenue and other current liabilities, but excluding deferred Tax liabilities, and all other current liabilities excluding Indebtedness of Target), in the case of each of clauses (a) and (b) at the Closing Date (it being understood that, notwithstanding anything herein to the contrary, (i) the employer-paid portion of any employment or payroll Taxes incurred by Target at or prior to the Closing Date, to the extent such Taxes are not Change of Control Payments and are not paid prior to the close of business on the date of the Closing Balance Sheet, shall be set forth on the Closing Balance Sheet and shall be deemed to be a liability of Target in determining the Working Capital Amount, and (ii) (A) all Change of Control Payments, (B) the Total Debt Amount and (C) all Transaction Fees shall be set forth on the Closing Balance Sheet but shall not be deemed to be liabilities of Target in determining the Closing Working Capital Amount. The Closing Balance Sheet shall be prepared in accordance with IFRS and on a basis consistent with, and with no changes in the method of application of Target’s accounting policies or changes in the method of applying Target’s use of estimates as compared with, the Target Financial Statements (subject to the absence of footnotes).
2.The Merger.

2.1The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit B (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the “Surviving Corporation”).

2.2Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place on a date as soon as practicable, but no later than two Business Days, after the satisfaction or waiver of each of the conditions set forth in Section 6 hereof, or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper LLP (US), 401 Congress Avenue, Suite 2500, Austin, Texas, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, together with any required certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of the acceptance of such filing, or such later time as may be mutually agreed in writing by Acquiror and Target and specified in the Certificate of Merger, being the “Effective Time”).

2.3Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4Certificate of Incorporation; Bylaws.

a.Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Target shall be amended to read in its entirety as set forth on Exhibit C.

b.Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

2.5Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

a.Conversion of Target Capital Stock. Each share of Target Capital Stock issued and outstanding immediately prior to the Effective Time, subject to Section 2.6(b), and excluding Dissenting Shares, shall be converted without any action on the part of the holders thereof, into the right to receive the applicable Merger Consideration in cash, without interest, subject to, and in accordance with Section 7 and the Escrow and Paying Agent Agreement. At the Effective Time, all such shares of Target Capital Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Target Capital Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect thereto, subject to Section 2.7 and Section 7 hereof. For the avoidance of doubt, in the event the Merger Consideration applicable to any shares of Target Capital Stock is $0, such shares of Target Capital Stock shall receive no consideration, and at the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and the holders of the Certificates for such shares shall cease to have any rights with respect thereto, subject to Section 2.6(e).
b.Cancellation of Target Capital Stock Owned by Acquiror and Target. At the Effective Time, each share of Target Capital Stock owned by Acquiror, Target or any of their respective direct or indirect wholly owned Subsidiaries immediately prior to the Effective Time, in each case other than shares of Target Capital Stock held on behalf of third parties, shall be canceled and extinguished without any conversion thereof.

c.Target Stock Options. At the Effective Time, each option to purchase Target Nonvoting Common Stock then vested, exercisable and outstanding under the Target Option Plan (“Vested Target Options”) shall be converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Target Nonvoting Common Stock for which such Vested Target Option is then unexercised and (ii) the excess, if any, of (A) the Price Per Share over (B) the per share exercise price of each such Vested Target Option, subject to, and in accordance with Section 7 and the Escrow and Paying Agent Agreement. At the Effective Time, as a result of the Merger, all options to purchase Target Nonvoting Common Stock (collectively and, for the avoidance of doubt, including the Vested Target Options, the “Target Options”) shall be cancelled and terminated and shall not be assumed by Acquiror or Merger Sub, and shall represent only the right to receive the amount, if any, determined pursuant to the foregoing sentence. For the avoidance of doubt, in the event the Merger Consideration applicable to any Vested Target Options is $0, such Vested Target Options shall receive no consideration, and at the Effective Time such Vested Target Options shall no longer be outstanding and shall automatically be canceled and cease to exist, and the holders of such Vested Target Options shall cease to have any rights with respect thereto. Prior to the Closing, Target shall have taken all actions, if any, necessary to cause the cancellation and termination of such Target Options and the treatment of such Target Options in the manner described in this Section 2.6(c) including providing any required notice to holders of such Target Options pursuant to the Target Option Plan and any agreements governing such Target Options.

d.Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

e.Dissenters’ Rights. Any holder of shares of Target Capital Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Section 262 of the Delaware Law shall be entitled to receive from the Surviving Corporation the right to receive the consideration determined pursuant to Section 262 of the Delaware Law for such shares (the “Dissenting Shares”); provided, that no such payment shall be made on any Dissenting Shares unless and until such holder of Dissenting Shares has complied with the applicable provisions of Section 262 of the Delaware Law and surrendered to Target the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a holder of Target Capital Stock fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, the Acquiror shall issue and deliver the consideration to which such holder of shares of Target Capital Stock is entitled under Section 2.6(a) (without interest) upon surrender by such holder of the Certificate or Certificates representing the shares of Target Capital Stock held by such holder. Target shall give Acquiror prompt notice (and in no event more than two Business Days) of any demand received by Target for appraisal of Target Capital Stock or notice of exercise of a holder of Target Capital Stock’s dissenters’ rights in accordance with Delaware Law. Target agrees that, except with Acquiror’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of dissenters’ rights.

2.7Surrender of Certificates.

a.Exchange Procedures. In connection with the Closing, each of the Acquiror, Target and Stockholders’ Agent shall have executed and delivered to the other the Escrow and Paying Agent Agreement. JPMorgan shall serve as the paying agent (the “Paying Agent”) pursuant to the terms of the Escrow and Paying Agent Agreement and this Agreement. The Paying Agent fees shall be treated as Transaction Fees of Target. Promptly after the Effective Time, the Paying Agent shall cause to be mailed or delivered to (x) each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive the applicable Merger Consideration pursuant to Section 2.6(a), subject to Section 2.11 and Section 7 hereof and the Escrow and Paying Agent Agreement and (y) each holder of record of a Vested Target Option whose Target Options were converted into the right to receive the applicable Merger Consideration pursuant to Section 2.6(c), subject to Section 2.11 and Section 7 hereof and the Escrow and Paying Agent Agreement: (i) a letter of transmittal in a form mutually agreed by Acquiror and Target (which shall (A) specify that, in the case of a Certificate, delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon receipt of the Certificate by Paying Agent, (B) acknowledge the indemnification obligations of the holders of Target Capital Stock and Vested Target Options, and (C) be in such form and have such other provisions as Acquiror and Target may reasonably specify); (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the Certificates and Vested Target Options in exchange for the Merger Consideration that a holder of Certificate(s) or Vested

Target Options, as applicable, is entitled to receive pursuant to Sections 2.6(a) and 2.6(c), subject to Section 2.11 and Section 7 hereof, if any. Upon surrender of a Certificate for cancellation to Acquiror or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal and other customary documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration that a holder of Certificate(s) is entitled to receive pursuant to Section 2.6(a), subject to Section 2.11 and Section 7 hereof, if any, and the Certificate so surrendered shall forthwith be canceled and such Merger Consideration shall be promptly delivered or caused to be delivered by Paying Agent to such holder. Upon delivery to the Exchange Agent of a letter of transmittal and other customary documents, duly completed and validly executed in accordance with the instructions thereto, each holder of Vested Target Options shall be entitled to receive in exchange therefore the Merger Consideration that such holder of Vested Target Options is entitled to receive pursuant to Section 2.6(c), subject to Section 2.11 and Section 7 hereof, if any; provided, however, that in the case of payments to employees or former employees of the Target for which Tax withholding is required, such payments may be made through the Target’s or Target’s Subsidiary’s payroll processing service or system.

b.Rights of Former Target Stockholders. At the Effective Time, the stock transfer books of Target shall be closed immediately prior to the Effective Time and, other than as set forth in the Stock Repurchase Agreement, no transfer of Target Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.7(a), each Certificate theretofore representing shares of Target Capital Stock (other than shares to be canceled pursuant to Section 2.6(b) or as to Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 2.6(a), subject to Section 2.11 and Section 7, if any, in exchange therefor.

c.Transfers of Ownership. If any cash payment of the Merger Consideration is to be made to a Person other than to whom the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer.

d.Escheat. Notwithstanding anything in this Agreement to the contrary, neither Acquiror nor any other Person shall be liable to any holder of Target Capital Stock or to any other Person for any amounts paid to a public official pursuant to applicable abandoned property law, escheat law or similar applicable Law. Any consideration or other amounts remaining unclaimed by holders of Target Capital Stock or any other Person three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of Acquiror free and clear of any Lien.

e.Dissenting Shares. The provisions of this Section 2.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 2.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration subject to Section 7 and the Escrow and Paying Agent Agreement, to which such holder is entitled pursuant to Section 2.6(a).

f.Certificates. For purposes of this Section 2.7(f), the term “Certificate” shall include a Replacement Certificate (as defined below).

2.8Escrow. In connection with the Closing, each of the Acquiror, Target and Stockholders’ Agent shall have executed and delivered to the other the Escrow and Paying Agent Agreement.

The Escrow Fund shall be established by Acquiror and held by JPMorgan Chase Bank, N.A. (“JPMorgan”) as escrow agent (the “Escrow Agent”) pursuant to the terms of the Escrow and Paying Agent Agreement and this Agreement. The fees related to the Escrow Fund shall be paid by Acquiror.

2.9No Further Ownership Rights in Target Capital Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in Section 2.7.

2.10Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such agreement of indemnity as the Acquiror may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof (collectively, such documents, a “Replacement Certificate”), the Surviving Corporation shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Surviving Corporation may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate (provided that no bond, security or similar collateral or payment shall be requested).

2.11Withholding Taxes. Each of Acquiror, Stockholders’ Agent and the Surviving Corporation shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate Governmental Entity by Acquiror, Stockholders’ Agent or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction, withholding and payment was made by Acquiror or the Surviving Corporation, as applicable.

2.12Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.13Purchase Price Adjustment.

a.Target shall prepare and deliver to Acquiror at least two (2) calendar days prior to the Closing an unaudited balance sheet of Target as of the close of business on the Closing Date (the “Closing Balance Sheet”), which Closing Balance Sheet shall (i) be true, correct and complete, (ii) be derived from and be in accordance with the books and records of Target, (iii) fairly and accurately present in all material respects the assets (including the Closing Cash Amount), liabilities (including all reserves and the unpaid Total Debt Amount, unpaid Change of Control Payments and unpaid Transaction Fees) and financial position of Target as of the date thereof and (iv) fairly and accurately present the Working Capital Amount.

Target shall provide to Acquiror any information and back-up materials (including bank account information) reasonably requested by Acquiror with respect thereto. The Closing Balance Sheet shall set forth (A) the Closing Working Capital Amount, (B) the unpaid Total Debt Amount, (C) all unpaid Transaction Fees, (D) all unpaid Change of Control Payments, and (E) the Closing Cash Amount, and shall include a reasonably detailed summary of the calculations made to arrive at such amounts, shall be based upon the amounts reflected on the Closing Balance Sheet, and shall be reasonably acceptable to Acquiror. The Closing Balance Sheet shall be used to make any preliminary adjustment to the Net Aggregate Consideration on the Closing Date pursuant to Section 2.13(b), subject to further adjustment in accordance with Section 2.13(e).

b.In the event that the Working Capital Adjustment is negative the Total Consideration shall be adjusted downward by such negative Working Capital Adjustment (each, the “Estimated Working Capital Adjustment”). There will be no preliminary adjustment to the Net Aggregate Consideration on the Closing Date for any Cash Adjustment.

c.Within ninety (90) days after the Closing Date, Acquiror may prepare and deliver to Stockholders’ Agent a certificate setting forth, in reasonable detail, (i) any proposed Cash Adjustment and (ii) any proposed adjustment to the Working Capital Amount compared to the Closing Working Capital Amount and any resulting Working Capital Adjustment (the “Closing Certificate”). Acquiror shall provide to Stockholders’ Agent any information and back-up materials used by Acquiror in preparing the Closing Certificate reasonably requested by Stockholders’ Agent with respect thereto. If Acquiror does not deliver the Closing Certificate within ninety (90) days after the Closing Date, Acquiror shall be deemed to have waived its right to any subsequent Working Capital Adjustment or Cash Adjustment, and the Estimated Working Capital Adjustment shall be the final Working Capital Adjustment and the final Cash Adjustment shall be $0.

d.Stockholders’ Agent shall have forty-five (45) days from the date on which the Closing Certificate have been delivered to it to raise any objection(s) to the Closing Certificate, by delivery of written notice to Acquiror setting forth such objection(s) in reasonable detail (the “Disputed Items”). In the event that Stockholders’ Agent shall not deliver any such objection(s) with respect to the Closing Certificate within such thirty-day period, then the Closing Certificate shall be deemed final for purposes of this Section 2.13. In the event that any such objection(s) is so delivered, the Closing Certificate shall not be deemed final and Acquiror and Stockholders’ Agent shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within thirty (30) days of delivery of such notice, shall, within five (5) Business Days thereafter (or such earlier date as mutually agreed), submit the Disputed Items to the Independent Accounting Firm. Acquiror and Stockholders’ Agent shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the Disputed Items requested by the Independent Accounting Firm to the extent available to Acquiror or its Representatives or Stockholders’ Agent or its Representatives, respectively. Acquiror and Stockholders’ Agent shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the Disputed Items and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Acquiror and Stockholders’ Agent within thirty (30) days after the submission of the Disputed Items to the Independent Accounting Firm, shall be final, binding and conclusive on Acquiror, Stockholders’ Agent and all holders of Target Capital Stock and Target Options. The fees and expenses of the Independent Accounting Firm shall be allocated to and borne proportionately by Acquiror and Stockholders’ Agent (on behalf of the holders of Target Capital Stock and Target Options) to the extent Acquiror’s and Stockholders’ Agent’s respective determinations of the Disputed Items differ from the Independent Accounting Firm’s final determination of the Disputed Items (such proportional responsibility to be determined conclusively by the Independent Accounting Firm and included in its written determination). The Working Capital Amount and Cash Adjustment reflected in the Closing

Certificate, as revised to reflect the resolution of any and all disputes by Acquiror and Stockholders’ Agent and/or the Independent Accounting Firm, shall be deemed to be the “Final Working Capital Amount” and “Final Cash Adjustment,” respectively.

e.At such time as the Closing Certificate shall become final in accordance with Section 2.13(c) or 2.13(d), the Estimated Working Capital Amount shall be compared to the Final Working Capital Amount to calculate the final Working Capital Adjustment. In the event the final Working Capital Adjustment exceeds the Estimated Working Capital Adjustment or the Final Cash Adjustment is greater than $0, the holders of Target Capital Stock and Target Options shall pay to Acquiror an amount equal to the aggregate of such excess amounts within five (5) Business Days from the date that the Closing Certificate is finally determined pursuant to Section 2.13(c) or 2.13(d), by Acquiror’s deduction of such amounts from the Escrow Fund.

3.Representations and Warranties of Target. Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Section 3 are true and correct, except as disclosed in the Target Disclosure Schedule. The Target Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered section of the Target Disclosure Schedule shall qualify other sections and subsections in this Section 3 to the extent it is apparent on the face of the disclosure that such disclosure is intended to qualify such other sections and subsections. For purposes of this Section 3 (except Sections 3.1-3.6), any reference to Target shall be deemed to include its Subsidiary, as context allows.

3.1Organization, Standing and Power, Subsidiaries and Investments. Target is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Target has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Target. Target has made available in the Data Room a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

3.2Subsidiaries. Section 3.2 of the Target Disclosure Schedule sets forth the name of Target’s Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business as of the date hereof, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Target has never had any Subsidiary not listed in Section 3.2 of the Target Disclosure Schedule.

3.3Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target subject only to the approval of the Merger by Target’s stockholders as contemplated by Section 6.1(a). The affirmative vote of the holders of a majority of the shares of Target Common Stock outstanding on the record date for the Written Consent of Stockholders relating to this Agreement is the only vote of the holders of any of Target’s Capital Stock necessary under Delaware Law and the Certificate of Incorporation and Bylaws of Target to approve this Agreement and the transactions contemplated hereby. The Board of Directors of Target has unanimously (a) approved this

Agreement and the Merger; (b) determined that in its opinion the Merger is advisable and in the best interests of the stockholders of Target and is on terms that are fair to such stockholders; and (c) recommended that the stockholders of Target approve this Agreement and the Merger. This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other legal requirements affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Target, as amended; or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license or Law applicable to Target or any of their properties or assets; or (c) any other mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license or Law applicable to Target or any of their properties or assets, except for such conflicts or violations as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required to be obtained by Target or its Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger, as provided in Section 2.2.

3.4Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties; or (b) that is required for the operation of Target’s business or the holding of any such interest and all of such authorizations are in full force and effect. Target is not and has not since August 2, 2010 or, to Target’s Knowledge, prior to August 2, 2010, been in material violation of or material default under, and, to Target’s Knowledge, no condition exists that with notice or the lapse of time or both would constitute a material violation of or material default under such consents, licenses, permits, grants and other authorizations. No proceeding is pending or, to Target’s Knowledge, threatened to revoke or limit any such consents, licenses, permits, grants or other authorizations.

3.5Financial Statements.

a.Financial Statements. Target has made available in the Data Room its audited financial statements for the fiscal years ended December 31, 2015 and December 31, 2016 and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis for the six-month period ended June 30, 2017 (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with IFRS (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse) applied on a consistent basis throughout the periods presented and consistent with each other. The Target Financial Statements have been prepared from the books and records of Target and its Subsidiary and fairly present in all material respects the consolidated financial condition, operating results and cash flow of Target and its Subsidiary as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments which are not material, individually or in aggregate, and which do not contain footnotes in the case of the unaudited Target Financial Statements. Section 3.5 of the Target Disclosure Schedule sets forth a list of the financial statement adjustments that are recorded at year-end, bi-annually or quarterly. The

Target Financial Statements for the six-month period ended June 30, 2017 and the Closing Balance Sheet reflect accrued commissions and bonuses for the periods of such statements.

b.Accounting System. Target and its Subsidiary maintain and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements of Target in conformity with IFRS and to maintain accountability for assets; (iii) access to Target’s and its Subsidiary’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. Neither Target nor its Subsidiary is party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Securities Act).

3.6Capital Structure.

a.Capital Stock. The entire authorized capital stock of Target consists of 60,000,000 shares of Target Common Stock, 10,000,000 shares of Target Nonvoting Common Stock, and 5,000,000 shares of Target Preferred Stock. There are issued and outstanding, 45,768,587 shares of Target Common Stock, 1,655,502 shares of Target Nonvoting Common Stock, and no shares of Target Preferred Stock. All outstanding shares of Target Common Stock and Target Nonvoting Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound or of which it has Knowledge. There are 3,564,495 shares of Target Nonvoting Common Stock reserved for issuance under the Target 2013 Equity Incentive Plan (the “Target Option Plan”), of which 151,802 shares have been issued pursuant to exercise of options, 3,211,322 shares were subject to outstanding options and 201,371 shares were reserved for future option grants immediately prior to the Effective Time. Target has made available in the Data Room true and complete copies of each form of agreement or stock option plan evidencing each Target Option. Except for the rights created pursuant to this Agreement and the rights disclosed in this Section 3.6(a), there are no other options, warrants, calls, rights, securities, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, security, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target Capital Stock (a) between or among Target and any of its stockholders; and (b) to Target’s Knowledge, between or among any of Target’s stockholders. All shares of outstanding Target Common Stock and Target Nonvoting Common Stock and rights to acquire Target Capital Stock were issued in compliance with all applicable Laws. Section 3.6(a) of the Target Disclosure Schedule sets forth a correct and complete list of holders of Target Capital Stock and options or other rights to purchase Target Capital Stock, including the number of shares of Target Capital Stock owned by or issuable upon exercise of Target Options held by each Holder. The applicable holders of Target Capital Stock and Target have entered into an agreement or agreements terminating (or have validly consented to the termination of), effective as of the Effective Time, the Amended and Restated Investors’ Rights Agreement dated as of July 9, 2014, among Target and the holders of Target Capital Stock named therein. The Amended and Restated Voting Agreement and Amended and Restated Right of First Refusal and Co-sale Agreement, each dated as of July 9, 2014, among Target and the holders of Target Capital Stock named therein, will terminate in accordance with their respective terms and without any action on the part of any party to this Agreement or any other Person at the Effective Time. Target as Subsidiary’s sole owner has not approved and it and the Subsidiary have not entered into any preliminary and/or final agreements for sale/pledge of Subsidiary’s shares and/or commercial enterprise (business as an on-going concern) and/or parts thereof.

b.Capital Stock of Others. Other than the Subsidiary listed in Section 3.2 of the Target Disclosure Schedule, Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar ownership interest in, any corporation, partnership, joint venture or other business association or entity interest, and the Company is not under any current or prospective obligation to form or participate in, provide funds to, make any loan or capital contribution to, or other investment in, or assume any liability or obligation of, any other person. Target owns 100% of the equity interests of its Subsidiary, free and clear of any Liens. Other than any securities of its Subsidiary held by Target, there are no outstanding securities that are convertible into, exercisable for or otherwise give the right to acquire any equity interests in any Subsidiary of Target.

c.Solicitation Statement. Target has prepared and has delivered or will deliver to each of Target’s stockholders a solicitation statement for the solicitation of approval of Target’s stockholders describing this Agreement, the Certificate of Merger, the Merger and the transactions contemplated hereby and thereby (the “Solicitation Statement”). The Solicitation Statement contains the recommendation of the board of directors of Target that Target’s stockholders approve the Merger and this Agreement and the conclusion of the board of directors of Target that the terms and conditions of the Merger are fair to and in the best interests of Target’s stockholders. The Solicitation Statement conforms in all respects with all Laws applicable to Target.

3.7Absence of Certain Changes. Except as set forth in Section 3.7 of the Target Disclosure Schedule, since December 31, 2016 (the “Target Balance Sheet Date”), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred:
a.a Material Adverse Effect on Target;
b.any change, event, development or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Target;
c.any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice;
d.any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets;
e.any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock (other than repurchase of unvested Target Nonvoting Common Stock in connection with the termination of service of a holder thereof at the price paid per such share of Target Nonvoting Common Stock);
f.any Material Contract entered into by Target, other than in the ordinary course of business and as provided to Acquiror, or any amendment or termination of, or default under, any Material Contract;
g.any amendment or change to the Certificate of Incorporation or Bylaws of Target;

h.any increase in or modification of the compensation, employment terms, or benefits (including any severance benefits) for any of Target’s or its Subsidiary’s officers, directors or employees;
i.any amendment of any term of any outstanding security of Target;
j.any incurrence, assumption or guarantee by Target of any indebtedness for borrowed money;
k.any creation, assumption or allowance by Target of any Lien on any of Target’s assets;
l.any making of any loan, advance or capital contribution to or investment in any Person, excluding any advance to any employee not in excess of $10,000 made in the ordinary course of business consistent with past practices and relating solely to advancement of travel and other business expenses;
m.any condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting the assets, properties or business of Target and, to Target’s Knowledge, no such loss is threatened;
n.any relinquishment by Target of any Material Contract or other material right, other than those contemplated by this Agreement;
o.any labor dispute, other than routine and individual grievances that are unlikely to result in any material claim or action, or any activity or proceeding by a labor union or representative thereof to organize any employees of Target, or any lockouts, strikes, slowdowns or work stoppages or threats thereof by or with respect to such employees;
p.any termination or resignation of a management-level employee or an employee responsible for creating Target Intellectual Property, or any threat by such an employee to resign;
q.any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in excess of $25,000 individually or $100,000 in the aggregate;
r.except for capital expenditures and commitments referred to in Section (q) above, any (i) acquisition, lease, license or other purchase of, or (ii) disposition, assignment, transfer, license or other sale of, any tangible assets or property or Intellectual Property in one or more transactions, or any commitment in respect thereof, that, individually or in the aggregate, involved or involve payments of $25,000 or more;
s.a cancellation or compromise of any material debt or claim or waiver or release of any material right of Target;
t.a grant of credit to any customer, distributor or supplier of Target on terms or in amounts materially more favorable than had been extended to such customer, distributor or supplier in the past;
u.any material adverse change in Target’s relations with any customers, distributors, suppliers or agents;

v.any settlement or compromise of any claim, suit, action, proceeding, investigation or arbitration;
w.a default by Target or any default by another party under any material lease, license or other occupancy arrangement or any receipt of notice of noncompliance or violation thereof by Target from any Person;
x.any delay or postponement by Target in the payment of accounts payable and other liabilities outside the ordinary course of business;
y.any negotiation or agreement by Target to do any of the things described in the preceding clauses (a) through (x) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of Target Capital Stock; or
z.any making or changing of any Tax election, adoption or changing of any Tax accounting method, filing of any material amendment to a Return, entering into of any closing agreement, settlement of any Tax claim or assessment or consent to any Tax claim or assessment.

3.8Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the balance sheet of Target as of the Target Balance Sheet Date; (b) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (c) those incurred in connection with the execution of this Agreement.

3.9Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation (collectively, “Litigation”) pending before any Governmental Entity, or, to Target’s Knowledge, threatened against Target or its Subsidiary or properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Target or its Subsidiary, or, to Target’s Knowledge, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to Target’s Knowledge, threatened to become a party) is described in Section 3.9 of the Target Disclosure Schedule. No current or former holder of Target Capital Stock, current or former employee or other service provider of Target, or current or former customer or supplier of Target has brought or to Target’s Knowledge threatened any Litigation against Target since August 2, 2010 or, to Target’s Knowledge, prior to August 2, 2010. Target is not a party to any agreements purporting to settle any Litigation.

3.10Restrictions on Business Activities. There is no agreement, judgment, injunction, order, decree or other instrument binding upon Target that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted by Target. Except for customary powers of attorney granted to Target’s accountants and tax advisors, which are listed in Section 3.10 of the Target Disclosure Schedule, no power of attorney granted by or with respect to Target is currently in force.

3.11Intellectual Property.

a.Title. Target owns and has good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property used in the business of Target as currently conducted by Target free and clear of any Liens. The Intellectual Property owned by and licensed to Target collectively constitutes all of the Intellectual Property necessary to enable Target to conduct its business as such business is currently being conducted. No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Intellectual Property owned by or licensed to Target, incorporated into any Target Product or otherwise used in the business of Target (collectively “Target Intellectual Property”). Except for the licensor of Intellectual Property exclusively licensed to Target as set forth on Schedule 3.11(a) of the Target Disclosure Schedule, no third party has any ownership right, title, interest, claim in or Lien on any of the Intellectual Property owned or purported to be owned by, or exclusively licensed to Target (“Target Owned IP”).

b.Except as set forth on Section 3.11(b) of the Target Disclosure Schedule, no Person has had or has access to Target’s source code or any portion thereof in or relating to any software source code, for the Target Products (“Target Source Code”) other than current and prior employees, contractors and consultants involved in the development of Target Products who are subject to written confidentiality agreements with Target. Target has not delivered or licensed to any Person, including any escrow agent, or agreed or obligated itself to deliver or license to any Person any Target Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Target of any Target Source Code.

c.Target Intellectual Property. Section 3.11(c) of the Target Disclosure Schedule lists:

(i)with respect to Target Owned IP, any and all applied for or registered Patents, Trademarks and Copyrights (“Target Registered IP”), including the jurisdictions in which each such Target Registered IP has been issued or registered or in which any such application for such issuance and registration has been filed, in each case listing, as applicable: (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the item is located, (C) the application or registration number and (D) and all actions that are required to be taken by Target within 120 days following the date hereof in order to avoid prejudice to, impairment or abandonment of such Target Registered IP;

(ii)all Internet domain names, including their expiration dates; and

(iii)the following relating to each of the products or services produced, marketed, licensed, sold, distributed, hosted or performed by or on behalf of Target, including Target’s proprietary software (collectively, the “Target Products”), or other Target Intellectual Property: (A) agreements granting any right to distribute or sublicense a Target Product on any exclusive basis; (B) any exclusive licenses of Intellectual Property to or from Target; (C) any non-exclusive licenses of Intellectual Property to Target; (D) agreements pursuant to which the amounts actually paid or payable under firm commitments to Target are $100,000 or more; (E) joint development agreements; (F) any agreement by which Target grants any ownership or sublicensing right to any Intellectual Property that is or was Target Owned IP; (G) any order relating to Target Intellectual Property; (H) any option relating to any Target Intellectual Property; and (I) agreements pursuant to which any Person is or may be granted any rights to create derivative works of or improvements to Target Products.

d.In Licenses. Section 3.11(d) of the Target Disclosure Schedule contains an accurate list of all licenses, sublicenses and other agreements to which Target is a party and pursuant to which Target is authorized to use any Intellectual Property owned by any third party (“Third Party Intellectual Property”), excluding “off the shelf” or other software widely available through regular commercial distribution channels at a cost not exceeding $10,000 on standard terms and conditions. No third party that has licensed Third Party Intellectual Property to Target has ownership or license rights to improvements or derivative works made by Target.

e.Out Licenses. Section 3.11(e) of the Target Disclosure Schedule contains an accurate list of all licenses, sublicenses and other agreements to which Target is a party and pursuant to which Target authorizes any Person to use any Target Intellectual Property, excluding nonexclusive customer licenses entered into in the ordinary course of business by Target which do not materially deviate from the standard form of license provided in the Data Room.

f.Third Party Infringement. To Target’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Target Owned IP, or, to Target’s Knowledge, any Third Party Intellectual Property, by any third party, including any employee or former employee of Target. Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in Target’s standard sales agreements with end users arising in the ordinary course of business, the forms of which have been made available in the Data Room. There are no royalties, fees or other payments payable by Target to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.

g.No Breach. Target is not in breach, nor to the Knowledge of Target is any counterparty in breach, of any license, sublicense or other agreement relating to the Target Intellectual Property. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will (i) contravene, conflict with or result in any limitation on the Surviving Corporation’s or Acquiror’s right to own or use any Target Intellectual Property, including any Third Party Intellectual Property, (ii) cause Target to grant to any third party any right with respect to any Target Intellectual Property, or cause Surviving Corporation, Acquiror, any officer or director of Target, or to the Knowledge of Target any of their other Affiliates to grant to any third party any right to or with respect to any Intellectual Property of Surviving Corporation, Acquiror or any of their Affiliates, (iii) cause Target, Target’s officers or directors, Surviving Corporation, Acquiror or to the Knowledge of Target any of their other Affiliates to be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of its business, or (iv) cause Target, Target’s officers or directors, Surviving Corporation, Acquiror or to the Knowledge of Target any of their other Affiliates to be in violation of any agreement (including restriction on assignment) or to be obligated to pay any royalties or other fees or consideration with respect to any Intellectual Property of any Person in excess of those payable by Target in the absence of this Agreement or the transactions contemplated hereby.

h.Status. All Target Registered IP is valid and subsisting. All registration, maintenance and renewal fees for Target Registered IP (to the extent due) have been fully paid, all fees paid during prosecution and after issuance of registration have been paid in the correct entity status amounts, and all documents in connection with such Target Registered IP currently required to be filed have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Target Registered IP and recording Target’s ownership interests therein. Neither (i) the conduct of the business of Target (ii) the use, practice or other exploitation of the Target Owned IP, nor (iii) the marketing, distribution, hosting, sale/license or other use of the Target Products, has or does infringe, misappropriate, or make unlawful use of any Intellectual Property or other proprietary asset owned by any Person or constitute unfair competition or trade practices under applicable law. Target has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any Intellectual Property or other proprietary asset owned by any third party or any claim of unfair competition or trade practices under applicable law. There is no proceeding pending or, to Target’s Knowledge, threatened, nor has any claim or demand been made that challenges the legality, validity, enforceability or ownership of any item of Target Owned IP (or, to Target’s Knowledge, Third Party Intellectual Property), or alleges a claim of infringement of any Patents, Copyrights or Trademarks, or violation of any trade secret or other proprietary right of any third party. Target has not brought a proceeding alleging infringement of Target Owned IP or breach of any license or agreement involving Intellectual Property against any third party.

i.Employee and Consultant Assignment. Except as set forth on Section 3.11(i)(1) of the Target Disclosure Schedule, all current and former officers and employees of Target and its Subsidiary have executed and delivered to Target an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target of any Intellectual Property arising from services performed for Target by such persons, the form of which has been supplied to Acquiror. Section 3.11(i)(2) of the Target Disclosure Schedule contains a list of all agreements between Target or its Subsidiary and an independent contractor. All current and former consultants and independent contractors to Target or its Subsidiary involved directly or indirectly in the development, modification, marketing and servicing of any Target Products or Target Owned IP have executed and delivered to Target an agreement in the form provided to Acquiror (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target of any Intellectual Property arising from services performed for Target by such persons. Said officer, employee, consultant and independent contractor agreements with Target have validly and effectively vested in Target unencumbered and unrestricted exclusive ownership of all of such officer, employee, consultant and independent contractor’s right, title and interest in and to such Intellectual Property arising from services performed for Target by such persons. No officer, employee, consultant or independent contractor of Target or its Subsidiary is in violation of any term of any patent disclosure agreement, contractor agreement, or employment contract or any other contract or agreement relating to the services such officer, employee, consultant or independent contractor provides to Target or its Subsidiary. No current or former officer, director, stockholder, employee, consultant or independent contractor of Target or its Subsidiary has any right, claim or interest in or with respect to any Target Intellectual Property. To the Knowledge of Target, none of the officers, employees, consultants or independent contractors of Target is obligated under any obligation (including licenses, covenants or commitments of any nature), or subject to any order, that (i) would interfere with the efforts of such officer or employee to promote the interests of Target or, in the case of consultant or independent contractor, services for Target, (ii) would restrict Target’s business or (iii) supersedes or conflicts with any of the terms of the agreement executed by such officer, employee, consultant or independent contractor with Target. Target neither uses nor requires rights in Intellectual Property of officers, employees, consultants or independent contractors created outside of their employment or engagement by Target.

j.Confidentiality. Target has taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Target Intellectual Property (except immaterial Target Intellectual Property whose confidentiality Target has made a reasonable business determination not to protect) and otherwise to maintain and protect the full value of all Target Intellectual Property. All use, disclosure or appropriation of Intellectual Property not otherwise protected by Patents or Copyrights (other than Trademarks, domain names and information intentionally publicly disclosed where the value of such Target Intellectual Property was unimpaired by such public disclosure) (“Confidential Information”) owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation by Target or its Subsidiary of Confidential Information owned by a third party has been pursuant to the terms of a written agreement between Target or its Subsidiary and such third party, or is otherwise lawful.

k.Products. A complete list of each Target Product, together with a brief description of each, is set forth in Section 3.11(k) of the Target Disclosure Schedule. All Target Products conform in all material respects with any specification, documentation, written performance standard, representation or statement provided with respect thereto by or on behalf of Target, except for defects, bugs or errors arising in the normal course of business which, individually or in the aggregate, do not materially impair the operation or functionality of any such Target Product or result in a breach of any agreement or undertaking with respect to any such Target Product. Target Products are free of any ‘back door,’ ‘time bomb,’ ‘Trojan horse,’ ‘worm,’ ‘drop dead device,’ ‘virus’ or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data (collectively, “Viruses”). Target has taken all commercially reasonable efforts to detect and prevent the introduction of any Viruses into the Target Products. There is no agreement or other commitment to which Target is a party (written or otherwise) pursuant to which Target agreed (or is otherwise required) to develop or release any feature or functionality not currently included in any Target Product. No product liability claims have been communicated in writing to or, to Target’s Knowledge, threatened against Target.

l.Standard Form Target Intellectual Property Contracts. Target made available in the Data Room a complete and accurate copy of its standard form of: (i) end user, software or program license agreement; (ii) purchase order and terms and conditions of sale for Target Products; (iii) distributor or reseller agreement; and (iv) each employee agreement containing any assignment or license of Intellectual Property or any confidentiality provision. Section 3.11(l) of the Target Disclosure Schedule accurately identifies each Contract involving Target Intellectual Property that is not based on, or deviates in any material respect from the corresponding standard form agreement made available in the Data Room, including any agreement with an employee, consultant or contractor in which the employee, consultant or independent contractors expressly reserved or retained any Intellectual Property related to Target’s business, research or development.

m.No Proceedings. Target is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Target Intellectual Property by Target, or which may affect the validity, use or enforceability of such Target Intellectual Property. Target is not subject to any agreement that restricts in any material respect the use, transfer, delivery or licensing by Target of the Target Intellectual Property or Target Products.

n.No Public Software. Section 3.11(n) of the Target Disclosure Schedule identifies any and all Public Software used in any Target Products or Target Software, describes the manner in which such Public Software was used (such description shall include whether (and, if so, how) the Public Software was modified and/or distributed by Target) and identifies the licenses under which such Public Software was used. Target is in compliance with the terms and conditions of all licenses for the Public Software. Target has not (i) incorporated Public Software into, or combined Public Software with, the Target Products, (ii) distributed Public Software in conjunction with any Target Products, or (iii) otherwise used Public Software, in such a way that, with respect to clauses (i), (ii) or (iii), creates, or purports to create, obligations for Target with respect to any Target Products or grant, or purport to grant, to any third party any rights or immunities under any Target Owned IP (including using any Public Software that requires, as a condition of use, modification and/or distribution of such Public Software that other software incorporated into, derived from or distributed with such Public Software be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge).

3.12Related Party Transactions. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target. No (a) officer, director or Affiliate of Target or to

Target’s Knowledge, immediate family member of any such officer, director or Affiliate, or to Target’s Knowledge any Person controlled by any one or more of the foregoing (excluding Target) (each, a “Related Party”) presently or since the Target Balance Sheet Date: (i) owns or has owned, directly or indirectly, any interest in (excepting not more than five percent stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Target; (ii) owns or has owned, directly or indirectly, in whole or in part, any tangible or intangible property that Target uses or the use of which is necessary for the conduct of its business; (iii) has or had any claim whatsoever or has brought any action, suit or proceeding against, or owes or owed any amount to, Target; or (iv) on behalf of Target, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer or director of Target, or to the Knowledge of Target an immediate family member of the foregoing, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Target is not a party to any transaction with any Related Party on other than arm’s-length terms. There have been no transactions during the two-year period ending on the date hereof that would require disclosure if Target were subject to disclosure under Item 404 of Regulation S‑K under the Securities Act. As used in this Section 3.12, “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such person, and any person sharing the household of such person.

3.13Books and Records. Target has maintained business records with respect to the assets and its business and operations which are true, accurate and complete in all material respects, and there are no material deficiencies in such business records. Target does not have any of its primary records, systems, controls, data or information which are material to the operation of its business recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether or not computerized) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Target and/or its agents. The minute books of Target contain a complete and accurate summary in all material respects of all meetings of directors and stockholders or actions by written consent since December 23, 2013 through the date of this Agreement, and reflect all transactions referred to in such minutes accurately.

3.14Bank Accounts. Section 3.14 of the Target Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of any of Target at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account.

3.15Complete Copies of Materials. Target has delivered or made available in the Data Room true and complete copies of each document that has been requested by Acquiror in connection with their due diligence review of Target.

3.16Material Contracts. Target has paid in full all amounts due under the Material Contracts which are due and payable or accrued in accordance with IFRS as consistently applied, all amounts due to others under the Material Contracts (and has recognized revenues due from others thereunder in accordance with IFRS as consistently applied), and has satisfied in full or provided for all of its liabilities and obligations under the Material Contracts which are due and payable, except amounts or liabilities disputed in good faith by Target for which adequate reserves have been set aside and as shall be reflected in the Working Capital Amount. Target is not a party to any material oral contract, agreement or other arrangement.

All of Target’s Material Contracts have been made available to Acquiror in the Data Room and are listed in Section 3.16 of the Target Disclosure Schedule under the applicable subsection of the definition of “Material Contract.” With respect to each Material Contract:

(a)    The Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target, and, to Target’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law);
(b)    The Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law);
(c)    Neither Target nor, to Target’s Knowledge, any other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default by Target or, to Target’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract; and
(d)    The Closing and the transactions contemplated hereby will not require Target to give any notice or receive any prior consent, will not constitute a breach or default by Target, or permit termination, modification or acceleration, under such Material Contract.
3.17Inventory. Target had no inventory as of, and has not acquired any inventory since the Target Balance Sheet Date.

3.18Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable, unbilled work in process and other debts due or recorded as shown on the Target Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than Affiliates, are not subject to any prior assignment or Lien, and to Target’s Knowledge are not subject to valid defenses, set-offs or counter claims. The accounts receivable are good and collectible in full in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Target Financial Statements.

3.19Customers and Suppliers. Within the past three years, no customer and no supplier of Target has canceled or otherwise terminated, or made any oral or written threat to Target to cancel or otherwise terminate its relationship with Target or decrease materially its services or supplies to Target in the case of any supplier, or its use of the services or products of Target in the case of any customer. Target has not breached any agreement with or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

3.20Employees and Consultants. Section 3.20 of the Target Disclosure Schedule contains a list of the names of all current employees (including part-time employees and temporary employees), leased employees, independent contractors and consultants of Target, together with their respective salaries or wages, other compensation, any change in compensation since the Target Balance Sheet Date, sick and vacation leave that is accrued but unused, dates of employment and positions (including identification of whether such individuals are employees or contractors). Target has not made any changes to the aggregate compensation of its employees since December 31, 2016 other than in the ordinary course of business consistent with past practice. Any increases to the salaries of Target’s employees made since December 31, 2016 were offset by decreases to such employees’ bonus or target bonus amounts, and all such changes, including target bonus reductions, were communicated to such employees in writing in connection with such changes. None of the officers of Target, nor to Target’s Knowledge, none of the employees, contractors or consultants of Target intends to resign, retire or discontinue his or her relationship with Target as a result of the transactions contemplated by this Agreement or otherwise. Target is not a party to any employment contract with any of its officers or employees with respect to such person’s employment and the employment of each employee and the engagement of each independent contractor of Target is terminable at will, without any penalty, liability or severance obligation incurred by Target. To Target’s Knowledge, no employee or independent contractor of Target is in violation of any term of any employment contract, confidentiality or other proprietary information disclosure agreement or any other agreement or contract relating to the right of any such employee to be employed by Target. All employees, consultants and independent contractors of Target and its Subsidiary have executed an employment agreement or consulting agreement, as applicable, in the form provided to Acquiror. Target has fully complied with the requirements of the Immigration Reform and Control Act of 1986, as amended, and other United States immigration Laws related to the verification of citizenship or legal permission to work in the United States with respect to all of the employees of Target who work in the United States. With respect to Target’s employees working in Republic of Bulgaria, Target has fully complied with the relevant Bulgarian labor and migration Laws.

3.21Tangible Personal Property. Target has good and marketable, indefeasible title to all of its properties, interests in properties and assets reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Liens, except (a) the lien of current taxes not yet due and payable; (b) such imperfections of title, Liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) Liens securing debt that is reflected on the Target Balance Sheet; and (d) such other Liens as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. The plants, property and equipment of Target that are used in the operations of Target’s business are in all material respects in good operating condition and repair, subject to normal wear and tear and are usable in the ordinary course of business consistent with past practices. All tangible assets and properties used in the operations of Target are reflected in the Target Balance Sheet to the extent required by IFRS and constitute all of the tangible assets and properties necessary to conduct Target’s operations and business as currently conducted by Target. All leases to which Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally; and general principles of equity (regardless of whether asserted in a proceeding in equity or at law). True and correct copies of all such leases (as amended to date) have been made available in the Data Room. Target has never owned any real property.

3.22Environmental Matters. Target is and has been in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target at any time (collectively, “Target Facilities;” such properties or facilities currently used, leased or occupied by Target are defined herein as “Target Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any Target Facilities that may or will give rise to liability of Target under

Environmental Laws. To Target’s Knowledge, there are no Hazardous Materials (including asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any Target Current Facilities. To Target’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at the Target Current Facilities. To Target’s Knowledge, no Target employee or other person has claimed that Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Target, or, to Target’s Knowledge, threatened against Target, with respect to Hazardous Materials or Environmental Laws; and Target is not aware of any facts or circumstances that could form the basis for assertion of a claim against Target or that could form the basis for liability of Target, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

3.23Taxes.

a.Each of Target and its Subsidiary have prepared and timely filed all Returns that Target and its Subsidiary were required to file on or before the Closing Date under applicable Laws and regulations. All such Returns are true and correct in all material respects and have been completed in accordance with applicable Laws.

b.All Taxes due and owing by Target or its Subsidiary (whether or not shown on any Return) have been timely paid. Each of Target and its Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

c.There is no Tax deficiency outstanding or assessed or, to Target’s Knowledge, proposed against Target that is not reflected as a liability on the Target Balance Sheet, nor has Target or its Subsidiary executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

d.Neither Target nor its Subsidiary has liabilities for unpaid Taxes that have not been adequately accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise and neither Target nor its Subsidiary has Knowledge of any basis for the assertion of any such liability attributable to Target or its Subsidiary, its assets or operations.

e.Neither Target nor its Subsidiary is a party to any Tax-sharing, allocation or similar arrangement with any other party, and neither Target nor its Subsidiary has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

f.Neither Target’s nor its Subsidiary’s Returns have ever been audited by a Governmental Entity, nor, to Target’s Knowledge, is any such audit in process or pending, and neither Target nor its Subsidiary have been notified in writing of any request for such an audit or other examination including any notice of deficiency or proposed adjustment, and no officer or director of Target or its Subsidiary has Knowledge that any taxing authority intends to assess additional Taxes for any period for which Returns of Target or its Subsidiary have been filed.

g.Neither Target nor its Subsidiary has ever been a member of an Affiliated Group.

h.Neither Target nor its Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election under Section 108(i) of the Code.

i.Target has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

j.Neither Target nor its Subsidiary (A) is or has been a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

k.Target and its Subsidiary has disclosed to Acquiror (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Target has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting Target. Target is in material compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity.

l.Target and its Subsidiary has made available in the Data Room copies of all Returns filed for the five Tax periods prior to the Closing Date.

m.Neither Target nor its Subsidiary has engaged in any transaction that would constitute a “tax shelter”, a “reportable transaction”, a transaction substantially similar to a “tax shelter” or “reportable transaction” within the meaning of Section 6011, 6662A or 6662 of the Code and the regulations thereunder and similar state or local Tax statutes and that has not been disclosed on an applicable Return.

n.Neither Target nor its Subsidiary has submitted a request for a ruling to the IRS or a state Tax authority.

o.Neither Target nor its Subsidiary has at any time made, changed or rescinded any express or deemed election relating to Taxes that is not reflected in any Return.

p.Each of Target and its Subsidiary has since August 2, 2010 and, to Target’s Knowledge, prior to August 2, 2010, been in compliance with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Target and its Subsidiary. The prices for any property or services provided by or to Target or any of its Affiliates are arm’s length prices for purposes of the relevant applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

q.Target does not have Tax attributes that are currently subject to a limitation under Sections 382, 383 or 384 of the Code (or any corresponding provision of state or local Law).

r.Target has not been at any time a real property holding corporation within the meaning of Section 897(c)(2) of the Code.

s.Target is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code by Target or Merger Sub as an expense under applicable Law. There is no agreement, plan, arrangement or other contract covering any employee or other service provider of Target or its Subsidiary (or any other entity treated as a member of Target’s affiliated group for purposes of Section 280G(d)(5) of the Code), including arrangements contemplated by this Agreement, that, considered individually or in the aggregate with any other such agreements, plans, arrangements or other contracts in existence, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or similar provisions of Law.  There is no agreement, plan, arrangement or other contract by which Target or its Subsidiary is bound to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code.

t.No stock options, stock appreciation rights or other equity-based awards issued or granted by Target or its Subsidiary are deferred compensation arrangements subject to the requirements of Section 409A of the Code.

3.24Reserved.

3.25Employee Matters. Target and to Target’s Knowledge, each third party that supplies employees or contractors who directly or indirectly perform services for Target has complied in all material respects with all Laws respecting employment agreements and terms and conditions of employment, including, but not limited to, applicant and employee background checking, immigration Laws, discrimination Laws, verification of employment eligibility, employee leave Laws, classification of workers as employees and independent contractors, wage and hour Laws, and occupational safety and health Laws. There are no proceedings pending or, to Target’s Knowledge, threatened, between Target and any or all of its current or former employees, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Target’s Knowledge, threatened, against Target under any workers’ compensation or long-term disability plan or policy. Target is not a party to any collective bargaining agreement or other labor union contract, nor does Target know of any activities or proceedings of any labor union to organize its employees. Target has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement. There is no unfair labor practice complaint pending or, to Target’s Knowledge, threatened against Target before any Governmental Entity. There currently is no labor strike, slowdown, lockout or stoppage or union organization campaign, election or similar action pending or, to Target’s Knowledge, threatened against or affecting Target.

3.26Insurance. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target and all such insurance policies and bonds are in full force and effect. Section 3.26 of the Target Disclosure Schedule sets forth the name of each insurer, policyholder, covered insured, policy number, period of coverage, scope (including whether the coverage was on a claims made, occurrence or other basis) and amount for each insurance policy to which Target has been a party, named insured, or loss payee since January 1, 2015. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance in all material respects with the terms of such policies and bonds. There is no material premium increase with respect to, or to Target’s Knowledge, threatened termination of, any of such policies.

3.27Compliance With Laws. Target has complied in all material respects with, is not in material violation of, and has not received any notices of violation and has not been under investigation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business, properties and assets.

3.28Compliance with International Trade Laws. Target is, and at all times since August 2, 2010 and, to Target’s Knowledge, prior to August 2, 2010 has been, in compliance in all material respects with, and is not and has not been in material violation of any International Trade Law. Target has not received any order, notice, or other communication from any governmental body regarding any actual or potential violation or failure to comply with any International Trade Law. Target’s export control classification number (for each Target Product) is set forth on Section 3.28 of the Target Disclosure Schedule.

3.29Absence of Unlawful Payments. None of (a) Target, (b) Target’s Affiliates (excluding stockholders of Target), (c) to Target’s Knowledge, any stockholder of Target, nor, (d) to Target’s Knowledge, any employee or agent of Target, in each case while such Person was acting on behalf of Target, has: (i)  used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; (ii) made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (iii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iv) violated any provision of the FCPA, UK Bribery Act of 2010 or other similar Law or regulation; or (v)  accepted or received any unlawful contributions, payments, gifts or expenditures.

3.30Brokers’ and Finders’ Fee. No Person is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

3.31Privacy and Security.

a.Accessibility. A Privacy Statement is posted and is accessible to Individuals at all times on each Target Site. Target maintains a hypertext link to the applicable Privacy Statement from the homepage of each Target Site, and Target uses its commercially reasonable efforts to include a hypertext link to the applicable Privacy Statement from every page of the Target Sites on which any Personal Data is collected.

b.Contents of Privacy Statement. The Privacy Statements are clearly written and include, at a minimum, accurate notice to Individuals about Target’s collection, storage, processing, use and disclosure policies and practices with respect to Personal Data. The Privacy Statements are accurate and consistent with the Terms and Conditions and Target’s actual practices with respect to the collection, storage, processing, use and disclosure of Personal Data.

c.Compliance with Privacy Statement and Security Policies. Target (i) complies with the Privacy Statements and Security Policies; (ii) complies with all applicable Privacy Regulations; and (iii) takes all appropriate measures to protect and maintain the confidential nature of Personal Data, except for such failures to comply as could not reasonably be expected to have a Material Adverse Effect on Target.

d.Data Security. Target deploys all commercially reasonable technological, physical and procedural measures to protect Personal Data and Target’s systems and other data against loss, theft and unauthorized access or disclosure, and to be in compliance with industry standards. Without limiting the generality of the foregoing, Target has encrypted all data (including Personal Data) at all times in compliance with information security industry standards. To Target’s Knowledge, there has been no unauthorized access, use, or disclosure of data (including Personal Data) in the possession or control of Target and any of its contractors with regard to any data (including Personal Data) obtained from or on behalf of Target. Target contractually requires all third parties, including vendors, affiliates, and any other persons providing services to Target or acting on Target’s behalf to comply with all applicable Privacy Regulations, and to take all reasonable steps to ensure that all data (including Personal Data) in such third party’s possession or control is protected against loss, theft and unauthorized access or disclosure.

e.Collection of Information. Target does not knowingly collect information from or target children under the age of thirteen. Target does not sell, rent or otherwise make available to third parties any Personal Data, except as required to fulfill the employment relationship with its employees.

f.Use of Information. Target only uses Personal Data for the purposes for which it was collected and consistent with any Privacy Statement pertaining to the use of such Personal Data. Each Privacy Statement contains rules for the review, modification and deletion of Personal Data by the applicable Individual, and Target is and has been since August 2, 2010 or, to Target’s Knowledge, prior to August 2, 2010, in compliance with each Privacy Statement and Security Policy, except for such failures to comply as could not reasonably be expected to have a Material Adverse Effect on Target. All versions of the Privacy Statements and Security Policies are attached hereto in Section 3.31(f) of the Target Disclosure Schedule. Other than as constrained by the Privacy Statements, Security Policies and by Privacy Regulations, Target is not restricted in its use and/or distribution of Personal Data.

g.Right to Transfer. Target has the full power and authority to transfer all rights Target has in all Personal Data in Target’s possession and/or control to Acquiror. The Privacy Statements expressly permit the transfer of all Personal Data in Target’s possession or control in accordance with the acquisition or sale of all or substantially all of the assets of Target. Target is not a party to any Material Contract, or is subject to any other obligation that, following the Effective Time, would prevent Acquiror and/or its affiliates from using Personal Data in a manner consistent with Privacy Regulations and industry standards regarding the disclosure and use of information. No Privacy Statement or Material Contract prohibits or restricts the transfer of Personal Data outside of the country of collection, including to the United States. No claims or controversies have arisen alleging that Target is in violation of: (i) any Privacy Statement; (ii) any Privacy Regulation; (iii) any Security Policy or (iv) any Material Contract (or provision thereof) applicable or pertaining to Personal Data.

h.Compliance. Target is and has been, at all times since August 2, 2010 and, to Target’s Knowledge, prior to August 2, 2010, in compliance in all material respects with (i) all Privacy Regulations, and (ii) all Material Contracts (and provisions thereof) applicable or pertaining to Personal Data. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will violate any Privacy Regulation, any Privacy Statement or any Material Contract (or provision thereof) applicable or pertaining to Personal Data.

3.32Product or Service Liability. Since the Target Balance Sheet Date, there has been no claim, suit, action, proceeding or investigation by or before any Governmental Entity pending or, to Target’s Knowledge, threatened against or involving Target relating to (a) any products of or services performed by Target and alleged to have been defective or improperly rendered or not in compliance with contractual requirements, or (b) any products or software delivered or sold by Target which are defective or not in compliance in all material respects with contractual requirements.

3.33Product Warranty. Each product manufactured, sold, leased, licensed or delivered by Target has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and Target has no material liability (and to Target’s Knowledge, there is no basis for any present or future claim, suit, action or proceeding against it giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, except for claims arising in the normal course of business, which in the aggregate, are not material to the financial condition of Target.

3.34State Takeover Laws; Charter Provisions. Target has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws. Target has taken all action so that the entering into this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation or Bylaws of Target or restrict or impair the ability of Acquiror or Merger Sub to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of Target Capital Stock that may be directly or indirectly acquired or controlled by them.

3.35Effect of the Transaction. No creditor, employee, consultant or customer or other Person having a material business relationship with Target has, to Target’s Knowledge, informed Target that such Person currently intends to change the relationship because of this Agreement or because of any of the transactions contemplated hereby, nor, to Target’s Knowledge, is there any such intent.

3.36Representations Complete. None of the representations or warranties made by Target herein or in any Schedule or exhibit hereto, including the Target Disclosure Schedule, no certificate furnished by Target pursuant to this Agreement, and no agreement, report, document or written statement furnished to Acquiror pursuant hereto or in connection with the transactions contemplated hereby, contain, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.37Disclaimer of Additional Representations and Warranties. Except for the representations and warranties of Target expressly set forth in this Agreement, neither Target nor any other Person makes any express or implied representation or warranty on behalf of Target in connection with the Merger or other transactions contemplated by this Agreement.

4.Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Section 4 are true and correct.

4.1Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

Acquiror has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Acquiror. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

4.2Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Acquiror or any of its Subsidiaries; or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its Subsidiaries or their properties or assets in the case of clause (b), except for such conflicts, violations, defaults, rights of termination, cancellation or acceleration as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Acquiror or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for the filing of the Certificate of Merger, as provided in Section 2.2.

4.3Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.4Sufficient Funds. Acquiror has, and will have available to it upon the Closing Date, sufficient funds to consummate the transactions contemplated by this Agreement.

5.Additional Agreements.

5.1Preparation of Solicitation Statement. Target covenants that the Solicitation Statement does not, and at the Effective Time, the Solicitation Statement will not, (i) contain any statement that is false or misleading with respect to any material fact, (ii) omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or (iii) omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub that is contained in any of the foregoing documents and that is specifically designated in writing as “Acquiror-supplied materials.” Anything to the contrary contained herein notwithstanding, Target has not included and shall not include in the Solicitation Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion. Target shall deliver written consents of Target’s stockholders from (a) the holders of the requisite shares under Delaware Law to approve this Agreement and the Merger within twelve (12) hours of the execution of this Agreement, and (b) the holders of 90% of the shares of Target Capital Stock (other than the Repurchased Shares) entitled to vote on this Agreement and the Merger, voting together as a single class, on an as converted to Target Common Stock basis, within one (1) Business Day of the execution of this Agreement.

5.2Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a confidentiality agreement dated September 2, 2016 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

5.3Further Assurances. Acquiror and Target shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use all reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.4Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

5.5Closing Capitalization Schedule; Closing Consideration Spreadsheet.

a.Target shall have prepared and delivered to Acquiror at least two (2) calendar days prior to Closing a complete and correct schedule (the “Closing Capitalization Schedule”) setting forth (i) the number of shares of Target Capital Stock issued and outstanding immediately prior to the Effective Time and the amount of any accrued and/or declared but unpaid dividends, if any, immediately prior to the Effective Time, and (ii) the number of Vested Target Options outstanding immediately prior to the Effective Time (including the number of shares of Target Nonvoting Common Stock for, and the exercise prices at, which such Vested Target Options may be exercised). The Closing Capitalization Schedule shall also set forth the name of each holder of Target Capital Stock and each Vested Target Option immediately prior to the Effective Time and the number of shares of Target Capital Stock and shares issuable upon exercise of Vested Target Options, held by each such holder immediately prior to the Effective Time. The Closing Capitalization Schedule shall be complete and correct in all respects.

b.Target shall have prepared and delivered to Acquiror at least two (2) calendar days prior to Closing a complete and correct schedule (the “Closing Consideration Spreadsheet”) setting forth (i) the respective amounts of the Merger Consideration payable at the Closing to each holder of Target Capital Stock and each holder of a Target Option pursuant to and in accordance with Section 2.6 (on a holder-by-holder basis), (ii) the Pro Rata Percentage for each holder of Target Capital Stock and each holder of Target Options, (iii) respective portion of the Escrow Fund to be withheld from each of the Indemnifying Parties pursuant to and in accordance with Section 7 hereof (on a holder-by-holder basis), in each case, specifying whether such amounts are reportable on IRS Form W-2, IRS Form 1099B or IRS Form 1099 Miscellaneous, together with the calculations, set forth in reasonable detail, used to derive the foregoing amounts. The Closing Consideration Spreadsheet shall be complete and correct in all respects. Notwithstanding anything to the contrary contained herein, the sum of the aggregate consideration to be paid in respect of all the shares of Target Capital Stock and all Target Options shall not under any circumstances exceed an amount equal to the Net Aggregate Consideration. In the event that Target or Acquiror discovers an error in the Closing Consideration Spreadsheet prior to the payment of the consideration contemplated thereby, such party shall notify the other party and they shall thereafter cooperate to correct such error (including by adjusting the amount of consideration payable to the payees thereof).

5.6Employee Benefits Matters. Acquiror shall use commercially reasonable efforts to provide that all employees of Target shall be given credit for all service with Target (or service credited by Target) for purposes of eligibility and vesting under all employee benefit plans, programs, policies and arrangements and employment policies maintained by the Acquiror in which they become participants.

5.7Tax Matters.

(a)    Tax Returns.  Acquiror shall prepare or cause to be prepared and timely file or cause to be timely filed all Returns of Target and its Subsidiary for any Tax period that are filed after the Closing Date.  The Acquiror shall engage Moss Adams LLP to prepare each Tax Return that includes a taxable period beginning prior to the Closing Date and such Returns shall be prepared as required by, and in accordance with, applicable Law.  Acquiror shall permit Stockholders’ Agent to review each such Return at least thirty (30) days prior to filing.  Stockholders’ Agent shall be entitled to comment on such Returns which Acquiror shall consider in good faith.  Acquiror, subject to indemnification rights pursuant to Article VII, shall pay or cause to be paid all Taxes due with respect to Returns described in this Section 5.7(a).

(b)    Liability for Straddle Period Returns.  In the case of any Straddle Period: (i) Taxes, other than those described in clause (ii), shall be allocated based on an assumed closing of the books of each of the Company and its Subsidiary as of the Effective Time, with exemptions, allowances or deductions that are calculated on an annual bases (including depreciation and amortization deductions computed as if the Effective Time was the last day of the Straddle Period) allocated between the portion of the Straddle Period ending on the Effective Time and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion and (ii) any real, personal and intangible property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(c)    Amendment of Returns. Except as required by applicable Law, Acquiror shall not amend, refile, revoke or otherwise modify any Return or Tax election of Target or its Subsidiary with respect to a Tax period prior to the Effective Time, in each case that would reasonably be expected to give rise to an indemnification claim pursuant to this Agreement, without the prior written consent of Stockholders’ Agent, not to be unreasonably withheld, conditioned or delayed.

(d)    Cooperation. Acquiror and, following the Effective Time, Stockholders’ Agent agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Returns by Acquiror or Stockholders’ Agent, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Acquiror, Target and Stockholders’ Agent shall retain all books and records in their possession with respect to Taxes for a period of at least seven years following the Closing Date.

(e)    Tax Contests. Acquiror shall promptly notify Stockholders’ Agent upon receipt by Acquiror or Surviving Corporation of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to any Tax period for which any of the Target securityholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”), and following the Closing, Acquiror shall control the conduct of any such Tax Matter; provided, however, Acquiror shall not enter into any settlement of or otherwise compromise any Tax Matter that may materially increase the Tax liability of the Target securityholders or that would reasonably be expected to give rise to any indemnification claim pursuant to this Agreement without the consent of Stockholders’ Agent, which consent shall not be unreasonably withheld or delayed. The Acquiror shall keep Stockholders’ Agent fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Acquiror shall, in good faith, allow Stockholders’ Agent to make comments to Acquiror regarding the conduct of or positions taken in any such Tax Matter.

6.Conditions to the Merger.

6.1Condition to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, which may be waived, in writing, by agreement of all the parties hereto:

a.Stockholder Approval. This Agreement and the Merger shall be approved by the stockholders of Target by the requisite vote under Delaware Law and Target’s Certificate of Incorporation, and in accordance with Section 5.1 of this Agreement.

b.No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending, nor shall there be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

6.2Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

a.Representations, Warranties and Covenants. Each of the representations and warranties of Target in Section 3 shall be true and correct in all respects, in each case at and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

b.Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

c.Certificate of Officers. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by the chief executive officer and chief financial officer of Target certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

d.Third Party Consents. The consents and approvals listed on Schedule 6.2(d) shall have been obtained and shall be in full force and effect. In addition, Target shall have provided the notices to third parties listed on Schedule 6.2(d).

e.No Governmental Litigation. There shall not be pending or, to Target’s Knowledge, threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither Acquiror nor Target shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its Subsidiaries, or Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target.

f.No Other Litigation. There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its Subsidiaries, or Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of Target Capital Stock; or (iv) which would affect adversely the right of Acquiror or Target to own the assets or operate the business of Target.

g.Employees. All of Target’s employees listed on Schedule 6.2(g) shall have executed and delivered an employment agreement amendment in the form acceptable to Acquiror.

h.Escrow and Paying Agent Agreement. Acquiror, Target, Escrow Agent and Stockholders’ Agent shall have entered into an Escrow and Paying Agent Agreement.

i.Dissenters’ Rights. Not more than ten percent (10%) of the Target Capital Stock outstanding immediately prior to the Effective Time (including, for this purpose only, the Repurchased Shares) shall be eligible as Dissenting Shares.

j.Corporate Approval. Target shall have delivered to Acquiror certified resolutions of its Board of Directors and stockholders evidencing approval of this Agreement and the Merger.

k.Indebtedness. Target will not have any outstanding Indebtedness or any Liens on any of its assets or properties on the Closing Date.

l.FIRPTA Certificate. Target shall deliver to Acquiror, and authorize Acquiror to file the following on behalf of Target after the Closing Date: (A) a certificate, dated no more than 30 days prior to the date of Closing and signed by a responsible corporate officer of Target under penalties of perjury, certifying that Target is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)

(2) of the Code, and (B) notice of such certification to the IRS in a form reasonably satisfactory to Acquiror in accordance with the provisions of Treasury regulations Section 1.897-2(h)(2).

m.Good Standing Certificates. Target shall deliver certificates from appropriate authorities as to the good standing of, and payment of all required fees and Taxes by Target in each jurisdiction in which Target is required to be qualified as a foreign corporation, as of a recent date (but no earlier than the third Business Day) prior to the Closing.

n.Certificate of Merger. Target shall deliver the Certificate of Merger duly executed by an authorized officer of Target.

o.Opinion. Counsel for Target shall have delivered to Acquiror an opinion in the form attached hereto as Exhibit D.

p.Terminated Agreements. Target shall have terminated each of the agreements and plans set forth on Schedule 6.2(p).

q.Resignations. Target shall (i) cause all directors of Target, and all officers of Target who are not continuing as employees of Target after the Closing, to deliver to Acquiror at the Closing duly executed resignations (such resignations to be effective immediately after the Closing) and (ii) take all such other actions as are necessary to accomplish such resignations.

r.Stock Repurchase Agreement. Target shall have delivered a fully executed copy of the Stock Repurchase Agreement with Lufthansa Commercial Holding GmbH (“Lufthansa”) to Acquiror, in a form reasonably satisfactory to Acquiror.

s.R&W Policy. Stockholders’ Agent shall have obtained the R&W Policy and paid all premiums with respect thereto.

6.3Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

a.Representations, Warranties and Covenants. The representations and warranties of Acquiror and Merger Sub in Section 4 of this Agreement shall be true and correct in all respects as of the Closing Date (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

b.Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

c.Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by an authorized officer of Acquiror and Merger Sub, respectively, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

d.Certificate of Merger. Acquiror shall deliver the Certificate of Merger duly executed by an authorized officer of Acquiror.

7.Escrow and Indemnification.

7.1Escrow Fund. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the holders of Target Capital Stock and Vested Target Options.

7.2Indemnification.

a.Survival of Warranties. All representations and warranties of Acquiror and Merger Sub contained in this Agreement or incorporated herein by reference or in any certificate delivered by Acquiror pursuant to this Agreement shall survive, notwithstanding any investigation made by or on behalf of any party hereto, until the Effective Time. All representations and warranties of Target contained in this Agreement or incorporated herein by reference or in any certificate delivered by Target pursuant to this Agreement shall (a) survive the Closing, notwithstanding any investigation made by or on behalf of any party hereto, and (b) be deemed to be made as of the date hereof and as of the Closing Date (except to the extent that a representation or warranty expressly states that such representation or warranty is as of a certain date) in each case, subject to the limitations set forth in this Section 7.2. The representations and warranties of Target contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the date that is fifteen (15) months after the Closing Date (the “Initial Termination Date”); provided that (i) the representations and warranties under Sections 3.1, 3.3, 3.23 and 3.29 (the “Fundamental Representations”) and related indemnity obligations shall survive until the date that is sixty (60) days after the expiration of the respective applicable statute of limitations for each such item or indefinitely if there is no statute of limitations, and (ii) the representations and warranties under Section 3.11 (the “IP Representations”) and related indemnity obligations will survive until the third anniversary of the Closing. Notwithstanding any other provision of this Agreement, if any claim for Damages is asserted by any Indemnified Person prior to the termination of the representation or warranty pursuant to this Section 7.2, the indemnification obligations set forth in this Section 7 shall continue with respect to such claim until the resolution thereof.

b.Indemnification by Holders of Target Capital Stock and Vested Target Options.

(i)Subject to the limitations set forth in this Section 7, the holders of Target Capital Stock and Vested Target Options, each an “Indemnifying Party,” will, severally and not jointly, pro rata in accordance with the Pro Rata Percentages, indemnify and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, agents, representatives, attorneys and employees, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (individually an “Indemnified Person” and collectively the “Indemnified Persons”) from and against any Damages based upon, arising out of, or otherwise in respect of or which may be incurred by virtue of or result from: (1) the inaccuracy in or breach of any representation or warranty made by Target in this Agreement (including all schedules and exhibits hereto), or in any certificate delivered by Target hereunder; (2) any non-fulfillment or breach of any covenant or agreement made by Target in this Agreement (including all schedules and exhibits hereto), or in any certificate delivered by Target hereunder; (3) for avoidance of doubt, without duplication of the facts or events giving rise to any other indemnifiable claim under this Section 7.2(b)(i), any claim of any nature by any of Target’s stockholders or option holders arising out of or in connection with this Agreement, the Merger or the termination of the Target Option Plan; (4) any amount payable in respect of any Dissenting Share in excess of the Merger Consideration and any cost and expenses defending any claim involving Dissenting Shares; (5) to the extent not included in the calculation of the Working Capital Amount or Change of Control Payments, any liability for (A) all Taxes (or the non-payment thereof) of Target and its Subsidiary for all Pre-Closing Tax Periods, (B) any transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement; provided, however, any Taxes incurred in connection with, and directly related to, an election made under Section 338 of the Code (or any similar provision of state, local or foreign law) shall not be included in the calculation of Taxes under clauses (A) and (B) above, (C) any unpaid Indebtedness at the Effective Time or (D) any unpaid Transaction Fees at the Effective Time; (6) inaccuracies in the Closing Capitalization Schedule or Closing Consideration Spreadsheet; or (7) the matters set forth on Schedule 7.2(b); or (7) enforcing the indemnification provided for hereunder. In connection with any exercise by any Indemnified Person of its rights hereunder, it shall be entitled to make all claims for indemnification through, and deal exclusively with, Stockholders’ Agent.

(ii)Nothing in this Agreement shall limit the liability in amount or otherwise of Target with respect to fraud, criminal activity, intentional misconduct, or intentional breach of any covenant contained in this Agreement. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

c.Limitations. Subject to the last sentence of this Section 7.2(c), no claim for any Damages asserted under Section 7.2(b)(i)(1) with respect to an inaccuracy in or breach of any representation or warranty shall be made by an Indemnified Person until the aggregate amount of all Damages with respect to such claims exceeds $100,000 (the “Basket”), in which event such Indemnified Person shall be permitted to make claims under Section 7.2(b)(i)(1) for all such Damages, including those constituting the Basket. Subject to the last sentence of this Section, no Indemnifying Party shall be liable for Damages in excess of such Indemnifying Party’s Pro Rata Percentage of the Escrow Amount (the “Escrow Basket”). The Basket and the Escrow Basket shall not apply to (1) any claims related to an inaccuracy or breach of the Fundamental Representations and the IP Representations; or (2) any claims for Damages arising under Section 7.2(b)(i)(5) related to Taxes attributable to Pre-Closing Tax Periods and certain transfer taxes; or (3) any claims based on a finding of fraud, willful breach or intentional misconduct; provided solely in the case of subsection (1) and (2) in this sentence that no Indemnifying Party shall be liable for Damages in excess of such Indemnifying Party’s Pro Rata Percentage of the Total Consideration. The Indemnifying Parties shall not be obligated to indemnify any Indemnified Person with respect to any Damages to the extent that such Damages were reflected as a liability in the Closing Balance Sheet for purposes of calculation of the Working Capital Amount.

d.Additional Limitations. For purposes of determining liability under this Section 7, the amount of Damages required to be paid by the Indemnifying Parties shall be reduced by (or if already paid by the Indemnifying Parties from the Escrow Fund or otherwise, promptly deposited into the Escrow Fund; or if the Escrow Fund has already been fully distributed, promptly reimbursed directly to the Indemnifying Parties) the amount of any proceeds from insurance policies in effect immediately prior to the Closing Date that are actually received by the Indemnified Persons. In addition, the Indemnified Persons shall reasonably cooperate with Stockholders’ Agent and the Indemnifying Parties, and shall use commercially reasonable efforts to take steps to mitigate the Damages; provided, however, that the Indemnified Persons shall not be required to take any actions that would be detrimental in any respect to the Indemnified Persons (including, if they would require the Indemnified Persons to incur any costs, expenses or liabilities that would not be recoverable Damages). The amount of any Damages recoverable hereunder shall be reduced by the amount of any net Tax benefit actually realized by Acquiror or any of its Affiliates as a result of such Damages in the taxable year in which the event giving rise to the claim for indemnification hereunder occurred. An Indemnified Person shall be deemed to have “actually realized” a net Tax benefit to the extent that, and at such time as, the amount of Taxes paid by it and its Affiliates is reduced below the amount of Taxes that such Persons would have been required to pay but for the Tax benefit. In computing the amount of any such net Tax benefit, an Indemnified Person and its Affiliates shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the incurrence or payment of any Damages for which indemnification is provided under this Section 7. To the extent that Damages are paid hereunder to the Indemnified Persons, the Indemnified Persons shall take such actions reasonably requested by Stockholders’ Agent and the Indemnifying Parties to subrogate to Stockholders’ Agent and the Indemnifying Parties’ applicable rights of recovery which the Indemnified Persons may have with respect to the Damages; provided, however, that the Indemnified Persons shall not be required to take any actions that would be detrimental in any respect to the Indemnified Persons (including, if it would require any Indemnified Persons to incur any costs, expenses or liabilities that would not be recoverable Damages). Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach or other violation of more than one representation, warranty, covenant, agreement, certificate or certification. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Parties shall have no obligation to indemnify any Indemnified Person in connection with a breach of Section 3.11(k) with respect to Viruses about which Target had no Knowledge prior to the Closing, other than in connection with a Third Party Claim. Furthermore, notwithstanding anything to the contrary in this Agreement, in no event will any Indemnified Person be indemnified for any Damages pursuant to this Section 7 related to or arising from the amount, value or condition of any Tax asset or attribute (e.g., net operating loss carry-forward or tax credit carry-forward) of the Target existing as of the Closing Date or the ability of Acquiror, Target or any of their affiliates to utilize any such Tax asset or attribute during any post-Closing Tax period.

e.Exclusive Remedy. The remedies provided in this Section 7 shall be the sole and exclusive post-Closing remedies of the parties hereto in connection with any claim, cause of action, suit, injunction, judgment, decree, settlement, litigation, investigation or proceeding arising out of this Agreement, other than such items alleging fraud or intentional misrepresentation or intentional misconduct; provided, that nothing herein is intended to waive or bar any equitable remedies of a party.

f.Priority. Any indemnification obligations of the Indemnifying Parties hereunder shall be satisfied first from the Escrow Fund.

g.R&W Policy. Once the Escrow Fund is exhausted, or for claims that are not subject to the limitation of the Escrow Fund, the Indemnifying Parties will use commercially reasonable efforts to recover from the R&W Policy. At the sole option of the Indemnified Persons, upon written request on behalf of the Indemnified Persons the Stockholders’ Agent and Indemnifying Parties shall assign to any designated Indemnified Persons all rights they may have to pursue a claim made against the R&W Policy. Notwithstanding the foregoing, nothing in this Agreement or in the R&W Policy shall relieve the Indemnifying Parties of their indemnification obligations with respect to any claim under this Agreement unless and until the Indemnified Parties actually recover against the R&W Policy for such claim, and then only to the extent of such actual recovery and only with respect to the specific indemnification obligation represented by such claim payment. If the Indemnifying Parties’ claim rights have been assigned to the Indemnified Persons pursuant to this Section 7.2(g), then the Indemnified Persons will use commercially reasonable efforts to recover from the R&W Policy before seeking to enforce an arbitration award or judgment against any Indemnifying Parties; provided the foregoing provision shall only apply to the extent of reasonably potential coverage under the R&W Policy.

h.Third Party Claims.

(i)In the event of the assertion or commencement by any third party of any claim or proceeding (whether against any Indemnified Person or any other Person) with respect to which an Indemnifying Party may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnified Person pursuant to this Section 7 (a “Third Party Claim”), the Indemnified Person shall have the right, at its election, to proceed with the defense of such claim or proceeding on its own with counsel reasonably satisfactory to Stockholders’ Agent. If the Indemnified Person so proceeds with the defense of any such claim or proceeding:

a)subject to the other provisions of Section 7, all reasonable expenses relating to the defense of such claim or proceeding shall be borne and paid exclusively by the Indemnifying Parties;

b)the Indemnifying Parties shall make available to the Indemnified Person any documents and materials in their possession or control that may be necessary to the defense of such claim or proceeding; and

c)Stockholders’ Agent shall (i) have the right to receive within seven (7) days of Acquiror’s receipt, copies of all pleadings, notices and communications with respect to third-party claims to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person, and (ii) be entitled, at its expense, to participate in (including by hiring its own counsel at its expense), but not to determine or conduct, any defense of such claim or settlement negotiations with respect to such claim. The Indemnified Person will provide reasonable access during normal business hours with advance notice to documents, assets, properties, books and records reasonably requested by Stockholders’ Agent and material to the claim and will make reasonably available during normal business hours with advance notice all officers, directors and employees reasonably requested by Stockholders’ Agent for investigation, depositions and trial. Except with the consent of Stockholders’ Agent (which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless Stockholders’ Agent shall have objected within 15 days after delivery to Stockholders’ Agent of a written request for such consent by Acquiror), no Indemnified Person shall settle, adjust or compromise any Third Party Claim or proceeding; provided, that, notwithstanding the foregoing, any such settlement, adjustment or compromise shall neither be conclusive evidence that such claim or proceeding is an indemnifiable claim pursuant to this Section 7.2(h) nor conclusive evidence of the amount of Damages incurred by the Indemnified Person in connection with such claim or proceeding (it being understood that if the Indemnified Person requests that Stockholders’ Agent consent to a settlement, adjustment or compromise, Stockholders’ Agent shall not unreasonably withhold or delay such consent and such consent shall be deemed to have been given unless Stockholders’ Agent shall have objected within fifteen (15) days after delivery to Stockholders’ Agent of a written request for such consent by Acquiror); provided, further, notwithstanding the foregoing, in no event shall any Indemnified Person have the right to settle, adjust or compromise any claim or proceeding that includes any equitable remedies (including specific performance or injunction) applicable to Stockholders’ Agent or any Target stockholder without the prior consent of Stockholders’ Agent.

d)In the event of a Third Party Claim that involves one or more Bundled Product, but does not exclusively involve a Target Product in such Third Party Claim, the Indemnifying Party shall be obligated to indemnify the Indemnified Person only for such portion of Damages incurred in connection with such Third Party Claim as are reasonably allocable to the Target Product based upon a pro rata allocation proportional to the respective standard or list prices of the Target Product and other products or services when sold separately. Any counsel retained by the Indemnified Person to defend against such Third Party Claim shall in good faith allocate any fees and costs of such counsel between the Indemnifying Party and the Indemnified Person proportional to the amount of Damages to be allocated to each such Person pursuant to this Section 7.2(g)(i)(d). A “Bundled Product” is a product or service that includes both a Target Product and products or services of Acquiror. For the avoidance of doubt, nothing in this Section 7.2(g)(i)(d) shall effect the Indemnifying Parties’ indemnification obligations with respect to Losses arising from or related (i) combinations between and among Target Products; (ii) combinations between and among Target Products and other (including third party) technology where such combinations were made, sold, imported, utilized, referenced or recommended (including in product documentation, specifications or otherwise) by Target in connection with the its business as conducted prior to Closing; (iii) combinations that are necessary for the use of Target Products.

i.Notice and Procedures. The Indemnified Person shall give the Indemnifying Party prompt written notice of the commencement of any such proceeding against such Indemnified Person setting forth such material information with respect to the Third Party Claim as is reasonably available to such Indemnified Person; provided, that any failure on the part of the Indemnified Person to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Section 7 (except to the extent such failure materially prejudices the defense of such proceeding).

7.3Escrow Period; Release From Escrow.

a.Termination of Escrow. The Escrow Period shall terminate upon the expiration of fifteen (15) months after the Effective Time; provided, that a portion of the Escrow Fund that, in the reasonable judgment of Acquiror subject to the objection of Stockholders’ Agent and the subsequent arbitration of the matter in the manner provided in Section 7.6 hereto, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of the Escrow Period shall remain in the Escrow Fund until such claims have been resolved.

b.Release. Within three (3) Business Days after the Initial Termination Date (the “Release Date”), the Escrow Agent shall release from escrow to the Indemnifying Parties an amount equal to their Pro Rata Percentage multiplied by the Available Escrow Fund. The “Available Escrow Fund” shall be determined by deducting from the Escrow Fund, all amounts paid to Acquiror for indemnification pursuant to this Section 7 and all amounts to be held in the Escrow Fund beyond the end of the Escrow Period pursuant to Section 7.3(a). After the initial release of the Available Escrow Fund, the Escrow Fund shall be recalculated each time a portion of the Escrow Fund is released to the Indemnifying Parties taking into consideration all amounts paid to Acquiror for indemnification pursuant to this Section 7, all amounts to be continued to be held in the Escrow Fund and all amounts previously paid to the Indemnifying Parties. Any portion of the Escrow Fund held as a result of Section 7.3(a) shall be released to the Indemnifying Parties or released to Acquiror (as appropriate) promptly upon resolution of each specific indemnification claim involved.

7.4Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Release Date of an Officer’s Certificate stating the amount of the indemnification obligations of the Indemnifying Parties set forth in Section 7.2, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Section 7, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, immediately available funds having a value equal to such Damages.

7.5Objections to Claims.

a.Written Notice. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to Stockholders’ Agent. For a period of 45 days after such delivery, the Escrow Agent shall make no delivery of any Escrow Funds pursuant to Section 7.4 hereof unless the Escrow Agent shall have received written authorization from Stockholders’ Agent to make such delivery. After the expiration of such 45-day period, the Escrow Agent shall make delivery of the funds in the Escrow Fund in accordance with Section 7.4 hereof, provided that no such payment or delivery may be made if Stockholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such 45 day period.

b.Negotiation and Resolution. In case Stockholders’ Agent shall so object in writing to any claim or claims by Acquiror made in any Officer’s Certificate, Acquiror shall have 45 days to respond in a written statement to the objection of Stockholders’ Agent. If after such 45-day period there remains a dispute as to any claims, Stockholders’ Agent and Acquiror shall attempt in good faith for 60 days to agree upon the rights of the respective parties with respect to each of such claims. If Stockholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Available Escrow Fund in accordance with the terms thereof.

7.6Resolution of Conflicts and Arbitration.

a.Arbitration. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 7.5, either Acquiror or Stockholders’ Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Acquiror and Stockholders’ Agent shall agree on the arbitrator, provided that if Acquiror and Stockholders’ Agent cannot agree on such arbitrator, either Acquiror or Stockholders’ Agent can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including reasonable attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable Law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate or Agent Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7 hereof, the Escrow Agent and the parties shall be entitled to act in accordance with such decision and the Escrow Agent shall be entitled to make or withhold payments out of the Escrow Fund in accordance therewith.
b.Enforcement. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York under the commercial rules then in effect of JAMS. The non-prevailing party to an arbitration shall pay the fees of the arbitrator and any administrative fee of JAMS. For purposes of this Section 7.6(b), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, the party seeking indemnification shall be deemed to be the non-prevailing party unless the arbitrators award the party seeking indemnification more than one half (1/2) of the amount claimed in the Officer’s Certificate; otherwise, the person against whom indemnification is sought shall be deemed to be the non-prevailing party.

7.7Stockholders’ Agent.

a.Appointment. Stockholders’ Agent shall be the attorney-in-fact and agent for and on behalf of Target securityholders to give and receive notices and communications, to authorize delivery to Acquiror of the funds in the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Stockholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten days’ prior written notice to Acquiror. No bond shall be required of Stockholders’ Agent. Notices or communications to or from Stockholders’ Agent shall constitute notice to or from each of Target’s securityholders. By virtue of the approval of the Merger and this Agreement by Target’s securityholders and without any further action of any of Target’s securityholders or Target, each Target securityholder (i) agrees that all actions taken by Stockholders’ Agent under this Agreement or the Escrow and Paying Agent Agreement shall be binding upon such Target securityholders and such Target securityholders’ successors as if expressly confirmed and ratified in writing by such Target securityholder and (ii) approves the appointment of Stockholders’ Agent pursuant to this Agreement and the Escrow and Paying Agent Agreement to act on behalf of the securityholders of Target.

b.Stockholders’ Agent Fund. A portion of the Closing Merger Consideration equal to Fifty Thousand Dollars ($50,000) in cash (the “Stockholders’ Agent Fund”) shall be withheld from the Closing Merger Consideration otherwise deliverable to the holders of Target Capital Stock and Vested Target Options (the “Participating Holders”) on the Closing Date and shall be wired by Acquiror (pursuant to wire instructions provided to Acquiror at least one (1) Business Day prior to the Closing) to the Stockholders’ Agent. The Stockholders’ Agent Fund shall be held by the Stockholders’ Agent as agent and for the benefit of the Participating Holders in a segregated client account and shall be used for the purposes of paying directly, or reimbursing the Stockholders’ Agent for, any losses, claims, damages, liabilities, fees, costs, expenses (including reasonable legal and other professional fees and disbursements and costs and including costs incurred in connection with seeking recovery from insurers), judgments, fines, or amounts paid in settlement (collectively, “Stockholders’ Agent Losses”) incurred pursuant to this Agreement, the Escrow and Paying Agent Agreement, any Stockholders’ Agent engagement agreement, and the transactions contemplated hereby and thereby. The Stockholders’ Agent will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Participating Holders shall not receive interest or other earnings on amounts in the Stockholders’ Agent Fund and the Participating Holders irrevocably transfer and assign to the Stockholders’ Agent any ownership right that they may have in any interest that may accrue on amounts in the Stockholders’ Agent Fund. The Stockholders’ Agent is not providing any investment supervision, recommendations, or advice. The Stockholders’ Agent shall have no responsibility or liability for any loss of principal of the Stockholders’ Agent Fund, other than as a result of its gross negligence or willful misconduct. The Stockholders’ Agent shall distribute any remaining amount of the Stockholders’ Agent Fund to the Participating Holders, in proportion to their Pro Rata Percentages, within ten (10) Business Days following the third anniversary of the Closing Date; provided, however that if any indemnification claims have been made prior to such date and remain unresolved, the Stockholders’ Agent may retain the Stockholders’ Agent Fund until such claims are fully resolved. The parties hereto understand and agree that the contingent rights to receive any funds from the Stockholders’ Agent Fund are not transferable, except pursuant to a reorganization, liquidation, or other similar transfer of the assets of the relevant party to its equityholders or a successor entity or by operation of Laws relating to descent and distribution, divorce, and community property, and, in the event of any such transfer, the Stockholders’ Agent shall be notified as promptly as reasonably practicable. For tax purposes, the Stockholders’ Agent Fund shall be treated as having been received and voluntarily set aside by the Participating Holders at the time of Closing. The Stockholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Stockholders’ Agent Fund, and has no tax reporting obligations hereunder. Without limiting the generality of the foregoing, the Stockholders’ Agent is authorized to deduct from any payment actually due to the Participating Holders pursuant to this Agreement the amount of such reimbursement or Stockholders’ Agent Losses described herein.

c.No Liability. Stockholders’ Agent (and its members, managers, directors, officers, contractors, agents and employees) shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel or other professional shall be conclusive evidence of such good faith. Each Target stockholder shall severally but not jointly and pro rata, in accordance with the Pro Rata Percentages, indemnify and hold Stockholders’ Agent (and its members, managers, directors, officers, contractors, agents and employees) harmless against any loss, liability claim, damage, fee, cost, expense (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgment, fine or amounts paid in settlement or expense incurred in excess of the Stockholders’ Agent Fund (collectively, the “Excess Agent Expenses”) without gross negligence, bad faith or willful misconduct on the part of Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his, her or its duties hereunder. Such Excess Agent Expenses may be recovered first, from any distribution of the Escrow Fund otherwise distributable to Target’s securityholders at the time of distribution, and second, directly from Target’s securityholders based on their respective Pro Rata Percentages. The Stockholder’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of the Stockholder’ Agent’s duties. The powers, immunities and rights to indemnification granted to the Stockholders’ Agent under this Agreement: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Target securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Target securityholder of the whole or any fraction of his, her or its interest in the Escrow Fund. In addition, the immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Agent and the Closing and/or any termination of this Agreement and the Escrow Agreement.

d.Access to Information. Stockholders’ Agent shall have reasonable access to information about Target and the Surviving Corporation, as applicable, and the reasonable assistance of Target’s and the Surviving Corporation’s, as applicable, officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

7.8Actions of Stockholders’ Agent. A decision, act, consent or instruction of Stockholders’ Agent shall constitute a decision of all Target securityholders and shall be final, binding and conclusive upon each such Target securityholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of Stockholders’ Agent as being the decision, act, consent or instruction of each and every such Target securityholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of Stockholders’ Agent. Stockholders’ Agent shall be entitled to: (i) rely upon the Closing Consideration Spreadsheet, (ii) rely upon any signature reasonably believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Target securityholder or other party.

8.General Provisions.

8.1Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile or electronic mail with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice):

a.Addressees:
if to Acquiror, Merger Sub or the Surviving Corporation, to:
PROS Holdings, Inc.
3100 Main Street, Suite #900
Houston, TX 77002
Attention: General Counsel
Tel: (713) 335-5151

with a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
Attention: John J. Gilluly III
401 Congress Ave., Suite 2500
Austin, TX 78701
Fax: (512) 457-7001
Tel: (512) 457-7000
if to Target or Stockholders’ Agent, to:
Neveq Capital Partners Limited
Sofia Tech Park, 111G, Tsarigradsko Shose Blvd.
Sofia, Bulgaria
Attention: Zlatolina Mukova
Fax.: +359 2 958 2274
Tel: +359 2 958 7665
Email: office@neveq.com

with a copy (which shall not constitute notice) to:

Stokes Lawrence, P.S.
1420 Fifth Avenue, Suite 3000
Seattle, WA 98101
Attention: Heidi Drivdahl
Fax: (206) 464-1496
Tel: (206) 626-6000
Email: heidi.drivdahl@stokeslaw.com

b.Interpretation. This Agreement shall be construed in accordance with the following rules of construction: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in the Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated articles, sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and (v) the words “includes” and “including” are not limiting.

8.2Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures delivered by electronic methods shall have the same effect as signatures delivered in person.

8.3Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive the Closing, in accordance with its terms; and (b) are not intended to confer upon any other person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party; provided that Acquiror may at any time assign its rights or obligations under this Agreement to any lender of Acquiror, or to any lender of any of Acquiror's affiliates, or any agent therefor, as collateral security for borrowing, and in each such case Acquiror will nonetheless remain liable for all of its obligations hereunder.

8.4Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.5Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.6Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of law. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

8.7Arbitration. Subject to the provisions of Section 7.6, if no agreement can be reached after good faith negotiation between the parties as provided herein, either Acquiror or Stockholders’ Agent may, by written notice to the other, demand arbitration of the matter; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Acquiror and Stockholders’ Agent shall agree on the arbitrator, provided that if Acquiror and Stockholders’ Agent cannot agree on such arbitrator, either Acquiror or Stockholders’ Agent can request that JAMS select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable Law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator shall be binding and conclusive upon the parties to this Agreement, and the parties shall be entitled to act in accordance with such decision. Any such arbitration shall be held in Houston, Texas under the commercial rules then in effect of JAMS. The non-prevailing party to an arbitration shall pay the fees of the arbitrator and any administrative fee of JAMS.

8.8Enforcement. Judgment upon any award rendered by the arbitrator may be entered in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event that any judgment upon any award rendered by the arbitrator is required, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court, and (d) agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such persons. Notwithstanding Sections 7.6 and 8.7, each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

8.9LIMITATION OF LIABILITY. IN NO EVENT SHALL ACQUIROR BE LIABLE FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.10Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.11Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

[Signature Pages Follow]

IN WITNESS WHEREOF, Target, Acquiror, Merger Sub and Stockholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

PROS HOLDINGS, INC.,
a Delaware corporation

By:     ________________________
Andres Reiner
President and Chief Executive Officer

WISDOM U.S. MERGER SUB CORPORATION

By:     ________________________
Andres Reiner
President and Chief Executive Officer

IN WITNESS WHEREOF, Target, Acquiror, Merger Sub and Stockholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.
VAYANT TRAVEL TECHNOLOGIES, INC.

By:     ________________________
Eric Dumas
President and Chief Executive Officer

NEVEQ CAPITAL PARTNERS LIMITED,
SIGNING SOLELY IN ITS CAPACITY AS STOCKHOLDERS’ AGENT

By:     ________________________        ________________________
Konstantin Petrov            Pavel Ezekiev
Director                Director